Exhibit 10.30

[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED ROYALTY PURCHASE AGREEMENT

BETWEEN

OMEROS CORPORATION

AND

DRI HEALTHCARE ACQUISITIONS LP

Dated as of February 1, 2024

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1.	Definitions	1
Section 1.2.	Certain Interpretations	9
ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1.	Purchase and Sale of Purchased Assets	10
Section 2.2.	No Purchase or Sale of Excluded Assets	12
Section 2.3.	No Obligations Transferred	12
Section 2.4.	Sale of Purchased Assets; Back-Up Security Interest	13
ARTICLE III

CLOSING; DELIVERABLES

Section 3.1.	Closing	14
Section 3.2.	Payment of Additional Floor Purchase Price	14
Section 3.3.	Closing Certificates	14
Section 3.4.	New Bill of Sale and Assignment	14
Section 3.5.	Tax Forms	14
Section 3.6.	New Rayner Surgical Instruction Letter	15
Section 3.7.	Receipt	15
ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Section 4.1.	Representations and Warranties	15
Section 4.2.	Representations and Warranties regarding the 2022 Royalty Purchase Agreement	21

ARTICLE V

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Section 5.1.	Representations and Warranties	21
Section 5.2.	Representations and Warranties regarding the 2022 Royalty Purchase Agreement	23

i

List of Exhibits

A         Updated Schedule of Exceptions to Seller’s Representations and Warranties

B         Form of New Bill of Sale and Assignment

C         Form of New Rayner Surgical Instruction Letter

List of Schedules

4.1         (i)(iii) Third Party Licenses

4.1         (i)(iv) Section 1.1(h)(B) of Seller Schedule to APA

4.1         (k)(i) APA; Royalty Reports; Material Notices (updated)

AMENDED AND RESTATED ROYALTY PURCHASE AGREEMENT

This Amended and Restated Royalty Purchase Agreement (this “Agreement”), dated as of February 1, 2024, between Omeros Corporation, a Washington corporation (“Seller”), and DRI Healthcare Acquisitions LP, a Delaware limited partnership (“Purchaser”) (each, a “Party” and together, the “Parties”), amends and restates in its entirety that certain Royalty Purchase Agreement (the “2022 Royalty Purchase Agreement”), dated as of September 30, 2022 (the “2022 Effective Date”), between Seller and Purchaser.

RECITALS

WHEREAS, Seller is a party to that certain Asset Purchase Agreement, by and among Seller and Rayner Surgical (as defined below) and solely for the purpose of Article V and Section 6.24 thereof, Rayner Surgical Group Limited, dated as of December 1, 2021, as supplemented by (i) the letter agreement between Seller and Rayner Surgical dated December 23, 2021 (“2021 Letter Agreement”) and (ii) the 2022 Letter Agreement (as defined below) (such Asset Purchase Agreement as so supplemented by the 2021 Letter Agreement and 2022 Letter Agreement, all of three of which are as set forth on Schedule 4.1(k)(i), and as may be further supplemented, amended or modified from time to time solely to the extent such supplement, amendment or modification is made in accordance therewith and in accordance with this Agreement (and it being understood, for the avoidance of doubt, that no such supplement, amendment or modification will have a retroactive effect unless such supplement, amendment or modification specifically states that it shall have a retroactive effect), the (“APA”).

WHEREAS, pursuant to the 2022 Royalty Purchase Agreement, Seller sold, transferred, assigned and conveyed to Purchaser, and Purchaser purchased acquired and accepted from Seller, all of Seller’s right, title and interest in and to the Initial Purchased Assets (as defined below), for the consideration and on the terms and subject to the conditions set forth in the 2022 Royalty Purchase Agreement.

WHEREAS, Seller and Purchaser desire to amend and restate the 2022 Royalty Purchase Agreement in its entirety on the terms and subject to the conditions set forth herein, pursuant to which, among other things, (i) Purchaser will sell, transfer, assign and convey back to Seller the Initial Purchased Non-U.S. Assets 2024-2030 (as defined below) and (ii) Seller will sell, transfer, assign and convey to Purchaser the Additional Purchased Assets (as defined below).

In consideration of the representations, warranties, covenants, and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1.    Definitions. As used in this Agreement, the following terms shall have the following meanings, and capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the APA. In the event a capitalized term used herein is defined in both this Agreement and the APA, the meaning given to such term in this Agreement shall control unless otherwise specified:

“2021 Letter Agreement” has the meaning set forth in the Recitals.

“2022 Letter Agreement” means the letter agreement among Seller, Rayner Surgical and Rayner Surgical Group Limited dated September 28, 2022.

“2022 Bill of Sale and Assignment” means that certain bill of sale and assignment entered into by Seller and Purchaser as of September 30, 2022, in connection with the 2022 Royalty Purchase Agreement.

“2022 Royalty Purchase Agreement” has the meaning set forth in the preamble.

“2022 Effective Date” has the meaning set forth in the preamble.

“Additional Floor Purchase Price” has the meaning set forth in Section 2.1(b)(ii).

“Additional Purchased Assets” means all Purchased Assets that are not Initial Purchased Assets.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“APA” has the meaning set forth in the Recitals.

“APA Closing” means the closing of the transactions contemplated by the APA, which closing was consummated on December 23, 2021.

“APA Omidria Provisions” means the following provisions of the APA (and the definitions in the APA of the defined terms used in such provisions), in each case solely to the extent, and solely in the circumstances where, such provisions (and such definitions as used in such provisions) apply to the Purchased Receivables: Sections 2.7(c) through (g) (inclusive) (“Royalty Terms”), Sections 2.9 through 2.11 (inclusive) (“Payment Mechanics; Withholding and Indirect Taxes”), Section 6.27 (“Patents; Licensing; Royalty Buy-Out”), Article IX (“Indemnification; Survival”), Section 11.1 (“Assignment”) and Section 11.13 (“Equitable Remedies”). For clarity, and as an example, Sections 2.9 through 2.11 of the APA to the extent, and in the circumstances where, they are applied to the Milestone Payment (as defined in the APA) shall not constitute “APA Omidria Provisions”.

“Applicable Withholding Certificate” means (a) IRS Form W-9 (or any applicable successor form) if Purchaser (or, if Purchaser is a disregarded entity, Purchaser’s owner) is a “United States person” (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) or (b) IRS Form W-8BEN-E (or any applicable successor form) if Purchaser (or, if Purchaser is a disregarded entity, Purchaser’s owner) is not a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended).

“Back-Up Security Interest” has the meaning set forth in Section 2.4(b).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in (i) the City of New York in the State of New York, (ii) the City of Seattle in the State of Washington or (iii) the City of Toronto in the Province of Ontario, Canada are permitted or required by applicable Law to remain closed.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Confidential Information” has the meaning set forth in Section 7.10(b).

“Consent” means any consent, approval, license, permit, order, authorization, registration, declaration, filing or notice.

“Contingent Royalty Reduction” means a reduction in the Royalty as expressly permitted pursuant to Section 2.7(c)(ii) of the APA.

“Contract” means any legally binding agreement, arrangement, loan or credit agreement, note, bond, guaranty, mortgage, indenture, instrument, lease, sublease, license, deed of trust, undertaking, commitment or other oral or written contract or binding understanding.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Cumulative Purchase Price” means, collectively, as of any date, (i) the Initial Purchase Price, (ii) the Additional Floor Purchase Price and (iii) to the extent paid to Seller on or before such date, each Purchaser Milestone Payment.

“Escrow Agent” means Wilmington Trust, as escrow agent.

“Escrow Agreement” means that certain Escrow Agreement entered into by Seller, Purchaser, and the Escrow Agent as of September 30, 2022, in connection with the 2022 Royalty Purchase Agreement.

“Excluded Assets” means collectively: (a) the contractual right to payment under the APA of Retained Receivables; (b) the Retained Receivables; (c) any Royalty Payments payable by Rayner Surgical during the time prior to January 1, 2024 (other than the Specified Initial Receivables), (d) any Royalty Payments payable by Rayner Surgical from and after January 1, 2032; and (e) any reimbursements, milestone payments, fees, indemnification, damages, awards, settlement payments or any other payments, compensation or consideration of any kind pursuant to, under or in respect of the APA, excluding such consideration paid or payable to Purchaser pursuant to the terms of this Agreement relating to Purchased Receivables and Related Payment Provisions. For clarity, with respect to Net Revenue of Subject Products occurring in November 2031 and December 2031, each Royalty Payment in respect of such Net Revenue shall constitute Excluded Assets (because such Royalty Payments will be payable by Rayner Surgical during calendar year 2032).

“Ex-US Receivables” means, with respect to any Subject Product and any country other than the United States, each Royalty Payment to the extent attributable to Royalties payable by Rayner Surgical with respect to such Subject Product and such country.

“Financing Sources” means, with respect to any Person, (a) any commercial bank or other lender that provides non-convertible debt financing in the ordinary course of its business to such Person, (b) those Persons that provide financing (whether in the form of debt, equity or otherwise) to such Person in accordance with contractual relationships and not directly related to or entered into in contemplation of the transactions contemplated hereby and (c) rating agencies.

“First Payment” has the meaning set forth in Section 2.1(b)(ii)(y).

“Governmental Entity” means any federal, state, provincial, local or foreign government or any court of competent jurisdiction, arbitral body, administrative, judicial or agency, department, political subdivision, commission, bureau or tribunal or other governmental authority, domestic or foreign.

“Initial Purchased Assets” means those certain assets Seller sold, transferred, assigned and conveyed to Purchaser pursuant to the 2022 Royalty Purchase Agreement and the 2022 Bill of Sale and Assignment.

“Initial Purchase Price” has the meaning set forth in Section 2.1(b)(i).

“Initial Purchased Non-U.S. Assets 2024-2030” has the meaning set forth in Exhibit B.

“January 2024 Amount” has the meaning set forth in Section 2.1(b)(ii)(y).

“Judgment” means any judgment, order, injunction, consent, writ, decree or stipulation granted, issued or entered by a Governmental Entity.

“Knowledge of Seller” or “Knowledge”, when used with respect to Seller, means the current actual knowledge of (a) Gregory A. Demopulos, MD, Chief Executive Officer of Seller, (b) Michael A. Jacobsen, Chief Accounting Officer of Seller, and (c) Peter B. Cancelmo, JD, General Counsel of Seller.

“Law” means any provision of federal, state, provincial, local or foreign law (including common law), statute, rule, regulation, ordinance or code issued or promulgated by any Governmental Entity.

“Liens” means any mortgage, security interest, pledge, hypothecation, charge, adverse claims, easements, rights of first or last refusal, negotiation or similar priority, option, deed of trust, participation interest, deposit arrangement, title retention, conditional sale, financing lease or other security arrangement, or encumbrance, whether imposed by Contract, Law or otherwise.

“Milestone Event 1” means an event after January 1, 2024, and prior to January 1, 2026 where Net Revenue with respect to OMIDRIA within the United States (over a total of four (4) consecutive quarters) reaches an aggregate total equal to or greater than one hundred fifty six million dollars (U.S. $156,000,000).

“Milestone Event 2” means an event after January 1, 2024, and prior to January 1, 2028 where Net Revenue with respect to OMIDRIA within the United States (over a total of four (4) consecutive quarters) reaches an aggregate total equal to or greater than one hundred eighty one million dollars (U.S. $181,000,000).

“Net Revenue” has the meaning set forth in the APA.

“New Bill of Sale and Assignment” means that certain bill of sale and assignment, substantially in the form of Exhibit B attached hereto, entered into by Seller and Purchaser as of the date hereof.

“New Rayner Surgical Instruction Letter” means that certain letter of instruction, substantially in the form of Exhibit C attached hereto, from Seller to Rayner Surgical, and countersigned by Purchaser.

“OMIDRIA” means the Product and all Subject Products (as those terms are defined in the APA).

“Out-of-Scope Set-Off” means, in all cases, any Set-Off against Royalties by Rayner Surgical of any actual or alleged amount owing from Seller to Rayner Surgical in respect of any right of Rayner Surgical against Seller arising from or in connection with any matter other than the Purchased Receivables, whether such Set-Off is made pursuant to Section 2.7(c)(iii) of the APA or otherwise (it being understood and agreed that any dispute between Seller and Rayner Surgical that is unrelated to the Purchased Receivables constitutes a “matter other than the Purchased Receivables”). For clarity, (a) a Contingent Royalty Reduction is not an Out-of-Scope Set-Off, (b) any withholding or other Set-Off permitted pursuant to Section 2.10 or Section 2.11 of the APA is not an Out-of-Scope Set-Off and (c) a credit or other Set-Off against future Royalties by Rayner Surgical of amounts it may be owed pursuant to Section 2.7(e) of the APA for an overpayment of Purchased Receivables is not an Out-of-Scope Set-Off, provided, that, such Set-Off shall be subject to Section 7.4(b)(iii) and Section 7.4(b)(iv). For the avoidance of doubt, any Set-Off against Purchased Receivables by Rayner Surgical of amounts it may be owed pursuant to Section 2.7(e) of the APA for an overpayment of any Royalty Payment that was payable by Rayner Surgical prior to January 1, 2024 is an Out-of-Scope Set-Off and is subject to Section 7.1(c).

“Party” shall have the meaning set forth in the preamble.

“Permitted Liens” means, collectively:

(i)         Liens expressly set forth in Section 2.4(b);

(ii)         Liens expressly set forth in the Escrow Agreement;

(iii)         the Escrow Agreement itself;

(iv)         Liens created by, or in favor of, Purchaser;

(v)         the deposit arrangement expressly set forth in Section 2.9(a) of the APA; and

(vi)         the provisions set forth in Section 6.27(c) of the APA and in the 2021 Letter Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity or organization.

“Proceeds” means any amounts actually recovered from a Person (other than Purchaser) as a result of any litigations, settlement or resolution of actions, suits, proceedings, claims or disputes to the extent related to the Purchased Receivables or the APA Omidria Provisions.

“Product” has the meaning set forth in the APA.

“Purchased Assets” means the Purchased Receivables, together with the contractual right to payment under the APA to the Purchased Receivables.

“Purchased Receivables” means, with respect to any Subject Product and the United States, each Royalty Payment to the extent attributable to Royalties payable by Rayner Surgical with respect to such Subject Product and the United States during the Purchased Royalty Period applicable to such Subject Product and the United States. For clarity, the foregoing is without prejudice to the Related Payment Provisions, pursuant to which Purchaser may be paid certain of the Purchased Receivables and other amounts.

“Purchased Royalty Period” means with respect to any Subject Product and the United States, the period beginning on (and including) January 1, 2024 and ending on (and including) the earlier of (a) December 31, 2031, and (b) the last day of the calendar month that is two calendar months after the calendar month during which the Royalty Term (as defined in the APA) applicable to such Subject Product and the United States expires.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Material Adverse Effect” means any one or more of: (a) a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents and (b) a material adverse effect on (i) the validity or enforceability of any Transaction Document against Purchaser or (ii) the rights of Seller thereunder.

“Purchaser Milestone Payment 1” means a one-time lump sum payment by Purchaser to Seller of (i) ten million dollars (U.S. $10,000,000) if Milestone Event 1 is equal to or greater than one hundred fifty six million dollars (U.S. $156,000,000) but less than [***] dollars (U.S. $[***]); (ii) [***] dollars (U.S. $[***]) if Milestone Event 1 is equal to or greater than [***] dollars (U.S. $[***]) but less than [***] dollars (U.S. $[***]); or (iii) twenty-seven million five hundred thousand dollars (U.S. $27,500,000) if Milestone Event 1 is equal to or greater than one hundred sixty million dollars (U.S. $160,000,000).

“Purchaser Milestone Payment 2” means a one-time lump sum payment by Purchaser to Seller of (i) eight million dollars (U.S. $8,000,000) if Milestone Event 2 is equal to or greater than one hundred eighty one million dollars (U.S. $181,000,000) but less than [***] dollars (U.S. $[***]); (ii) [***] dollars (U.S. $[***]) if Milestone Event 2 is equal to or greater than [***] dollars (U.S. $[***]) but less than [***] dollars (U.S. $[***]); or (iii) twenty-seven million five hundred thousand dollars (U.S. $27,500,000) if Milestone Event 2 is equal to or greater than one hundred eighty five million dollars (U.S. $185,000,000).

“Purchaser Milestone Payments” has the meaning set forth in Section 2.1(b)(ii).

“Purchaser Participated Audit” has the meaning set forth in Section 7.4(b)(ii).

“Rayner Surgical” means Rayner Surgical Inc. (including, for clarity, any successors or assigns, as applicable, solely to the extent permitted pursuant to the terms of this Agreement and the APA).

“Rayner Surgical Instruction Letter” means the letter of instruction delivered by Seller to Rayner Surgical on October 3, 2022, in connection with the 2022 Royalty Purchase Agreement.

“Receivables” means each Royalty Payment to the extent attributable to Royalties payable by Rayner Surgical with respect to any Subject Product and any country.

“Related Payment Provisions” means Section 7.1(a) (“Payments to Purchaser”), Section 7.2 (“Interest”), Section 7.4 (“Audits of Rayner Surgical”), Section 7.7 (“Enforcement of APA”) and Section 8.1(a) (“Indemnification by Seller”).

“Representatives” means, collectively, with respect to any Person, the managers, shareholders (provided, that, such Person does not have any equity shares that are publicly traded), partners, directors, officers, trustees, employees, agents, advisors or other representatives (including attorneys, accountants, consultants, scientists and financial advisors) of such Person.

“Responsible Employee of Seller” means any employee of Seller referred to in the definition of “Knowledge of Seller” and any successor to such employee.

“Retained Ex-US Receivables” means the Ex-US Receivables other than the Specified Purchased Ex-US Receivables.

[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

“Retained Receivables” means the portion of the Receivables that does not constitute Purchased Receivables. For the avoidance of doubt, “Retained Receivables” includes the Retained Ex-US Receivables.

“Royalty” has the meaning set forth in the APA. For clarity, “Royalty” does not include any of the following: the Milestone Payment, the Upfront Payment, any reimbursements for Taxes (each such defined term as defined in the APA) pursuant to Section 10.3 of the APA, or any payments pursuant to Sections 2.7(h), 2.7(i), 2.7(j) or 2.7(k) of the APA.

“Royalty Payment” means each payment by Rayner Surgical of Royalties pursuant to Sections 2.7(c)(i)-(ii) of the APA with respect to each Subject Product and each country (including after giving effect to the Contingent Royalty Reductions applicable thereto pursuant to Section 2.7(c)(ii) of the APA).

“Royalty Reports” means (a) the monthly and quarterly reports relating to Royalties required to be delivered by Rayner Surgical to Seller pursuant to Section 2.7(c)(ii)(D) of the APA and (b) the additional materials required to be delivered by Rayner Surgical to Seller pursuant to Section 2.7(c)(ii)(E) of the APA.

“Seller” shall have the meaning set forth in the preamble.

“Seller Material Adverse Effect” means any one or more of: (a) a material adverse effect on the ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents, (b) a material adverse effect on (i) the validity or enforceability of any Transaction Document against Seller or (ii) the rights of Purchaser thereunder, (c) a material adverse effect on the rights of Seller under the APA that could have a material adverse effect on the Purchased Receivables, or (d) a material adverse effect on the Purchased Assets (including the timing, amount or duration thereof).

“Seller Participated Audit” has the meaning set forth in Section 7.4(b)(i).

“Specified Financing Statement” has the meaning set forth in Section 2.4(c).

“Specified Initial Receivables” means the “Purchased Receivables” under and as defined in the 2022 Royalty Purchase Agreement, but excluding the Retained Ex-US Receivables.

“Specified Purchased Ex-US Receivables” means the portion of the Ex-US Receivables included in the Initial Purchased Assets to the extent such portion of the Ex-US Receivables are payable by Rayner Surgical during the period beginning on (and including) September 1, 2022 and ending on (and including) the earlier of (a) December 31, 2023, and (b) the last day of the calendar month that is two calendar months after the calendar month during which the Royalty Term (as defined in the APA) applicable to such Subject Product and such country expires.

“Specified Purchased Intellectual Property” means the United States issued Patents (as defined in the APA) and United States Patent applications included in the Purchased Intellectual Property (as defined in the APA) listed on Section 1.1(h)(B) of the Seller Schedule (as defined in the APA) other than any such United States issued Patents and United States Patent applications listed as “abandoned” thereon.

“Separate Payment” has the meaning set forth in Section 4.1(j).

“Set-Off” means any adjustments, modifications, offsets, set-offs, credits, deductions or reductions.

“Subject Product” has the meaning set forth in the APA.

“Transaction Documents” means this Agreement, the New Bill of Sale and Assignment, the Escrow Agreement and the New Rayner Surgical Instruction Letter.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Washington.

“UCC Amendment” has the meaning set forth in Section 2.4(c).

Section 1.2.    Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“    either” and “or” are not exclusive and “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(b)“    extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)“    hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)    references to a Contract mean such Contract as from time to time amended, amended and restated, supplemented or otherwise modified, in each case to the extent not prohibited by such Contract or this Agreement;

(e)    references to a Person are also to its permitted successors and assigns;

(f)    definitions are applicable to the singular as well as the plural forms of such terms;

(g)    references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(h)    references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

(i)    references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before, on or after the date of this Agreement; and

(j)    references to this “Agreement” shall include a reference to all Schedules and Exhibits attached to this Agreement (including the Updated Schedule of Exceptions attached hereto as Exhibit A), all of which constitute a part of this Agreement and are incorporated herein for all purposes.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1.    Purchase and Sale of Purchased Assets.

(a)    Purchase and Sale. Pursuant to the 2022 Royalty Purchase Agreement and the 2022 Bill of Sale and Assignment, Seller sold, transferred, assigned and conveyed to Purchaser, and Purchaser purchased, acquired and accepted from Seller, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to the Initial Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to the Additional Purchased Assets and (ii) Purchaser shall transfer, assign and convey to Seller, and Seller shall accept from Purchaser, free and clear of all Liens, all of Purchaser’s right, title and interest in and to the Initial Purchased Non-U.S. Assets 2024-2030. It is understood and agreed that Purchaser shall not, by its purchase of the Initial Purchased Assets and the Additional Purchased Assets (and by its transfer of the Initial Purchased Non-U.S. Assets 2024-2030 to Seller), acquire any assets or rights of Seller under, or relating to, the APA other than those specified in the immediately preceding two sentences or the rights as set forth in this Agreement with respect to the APA Omidria Provisions.

(b)    Purchase Price.

(i)    The purchase price for the Initial Purchased Assets was one hundred twenty-five million dollars (U.S. $125,000,000.00) minus any deduction by Purchaser in respect of any applicable withholding taxes (the “Initial Purchase Price”) (it being acknowledged and agreed by Purchaser that no such withholding or deduction was required and Seller delivered to Purchaser an executed IRS Form W-9 certifying that Seller is exempt from United States federal withholding tax).

(ii)    The purchase price for the Additional Purchased Assets is:

(x)          an upfront payment of one hundred fifteen million dollars (U.S. $115,000,000) to be paid by Purchaser to Seller on the Closing Date minus any deduction by Purchaser in respect of any applicable withholding taxes (the “Additional Floor Purchase Price”) (it being acknowledged and agreed by Purchaser that no such withholding or deduction shall be required, provided, that, Seller delivers to Purchaser an executed IRS Form W-9 certifying that Seller is exempt from United States federal withholding tax);

(y)         five hundred twenty five thousand four hundred seventy dollars (U.S. $525,470) minus any deduction by Purchaser in respect of any applicable withholding taxes (the “January 2024 Amount”) (it being acknowledged and agreed by Purchaser that no such withholding or deduction shall be required, provided, that, Seller delivers to Purchaser the executed IRS Form W-9 pursuant to Section 2.1(b)(ii)(x)); it being understood and agreed that such January 2024 Amount will be deducted from the first payment of Purchased Receivables to be made to Purchaser from the Escrow Account after the Closing Date (the “First Payment”) and such January 2024 Amount will instead be paid to Seller from the Escrow Account at the same time the remaining amount (after the deduction of the January 2024 Amount) of the First Payment is paid from the Escrow Account to Purchaser (and Purchaser agrees that it shall appropriately reflect the foregoing allocation in the instructions that are furnished to the Escrow Agent pursuant to Section 1.3 of the Escrow Agreement with respect to the distribution of the First Payment); and

(z)          the Purchaser Milestone Payment 1 and the Purchaser Milestone Payment 2, in each case to the extent the same become due and payable under Section 2.1(c), minus any deduction by Purchaser in respect of any applicable withholding taxes (collectively, the “Purchaser Milestone Payments”) (it being acknowledged and agreed by Purchaser that no such withholding or deduction shall be required, provided, that, at the time any Purchaser Milestone Payment is paid to Seller, (A) the executed IRS Form W-9 provided by Seller pursuant to Section 2.1(b)(ii)(x) remains accurate and complete or (B) Seller has provided Purchaser any additional tax forms or information establishing that Seller is exempt from United States federal withholding tax).

(c)    Milestone Events; Milestone Payments.

(i)    If the Milestone Event 1 is achieved, Purchaser shall pay the Purchaser Milestone Payment 1 to Seller on the later of (x) Thursday, January 15, 2026 and (y) the date that is two (2) Business Days after Seller notifies Purchaser in writing of the occurrence of the Milestone Event 1 (which notice shall include copies of the Royalty Reports in respect of the four (4) consecutive quarters that are used to satisfy Milestone Event 1), by wire transfer of immediately available funds to the account specified by Seller in writing to Purchaser prior to the date of such payment.

(ii)    If the Milestone Event 2 is achieved, Purchaser shall pay the Purchaser Milestone Payment 2 to Seller on the later of (x) Friday, January 14, 2028 and (y) the date that is two (2) Business Days after Seller notifies Purchaser in writing of the occurrence of the Milestone Event 2 (which notice shall include copies of the Royalty Reports in respect of the four (4) consecutive quarters that are used to satisfy Milestone Event 2), by wire transfer of immediately available funds to the account specified by Seller in writing to Purchaser prior to the date of such payment.

(iii)    It is understood and agreed that the same four (4) consecutive quarters ending before January 1, 2026 can be used to satisfy Milestone Event 1 and Milestone Event 2. For example, if aggregate Net Revenue with respect to OMIDRIA within the United States in Q3 2024, Q4 2024, Q1 2025 and Q2 2025 totals U.S. $184 million or more, then both Milestone Event 1 and Milestone Event 2 shall be achieved and (A) a Purchaser Milestone Payment 1 amount of U.S. $27.5 million shall be paid by Purchaser to Seller by the due date set forth in Section 2.1(c)(i) and (B) a Purchaser Milestone Payment 2 amount of at least U.S. $[***] shall be paid by Purchaser to Seller by the due date set forth in Section 2.1(c)(ii) (unless a higher Net Revenue threshold amount is reached with respect to Milestone Event 2 prior to January 1, 2028, in which case the higher corresponding Purchaser Milestone Payment 2 amount shall be paid by Purchaser to Seller by the due date set forth in Section 2.1(c)(ii)). For the avoidance of doubt, in no event shall Purchaser Milestone Payment 1 or Purchaser Milestone Payment 2 be paid more than once. It is further understood and agreed that any Purchaser Milestone Payment may become due and payable hereunder whether or not the other Purchaser Milestone Payment has become, or in the future becomes, due and payable hereunder.

(iv)    Without limiting Purchaser’s obligations to pay the Purchaser Milestone Payments to Seller by the due dates set forth in Sections 2.1(c)(i) and 2.1(c)(ii), if Purchaser fails to timely pay any Purchaser Milestone Payment to Seller in accordance with such Section 2.1(c)(i) or 2.1(c)(ii), as applicable, Purchaser shall pay interest to Seller (payable on demand and compounded quarterly) for any such late payment at a per annum rate equal to the U.S. Prime Rate, as reported in the Wall Street Journal, Eastern Edition, for the first date on which such payment was to be paid to Seller under Section 2.1(c)(i) or Section 2.1(c)(ii), respectively, plus two percent (2%), from the first (1st) day the payment was to be paid to Seller under Section 2.1(c)(i) or Section 2.1(c)(ii), respectively, to the day of actual payment of the amount to Seller.

Section 2.2.    No Purchase or Sale of Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchaser under this Agreement, all Excluded Assets.

Section 2.3.    No Obligations Transferred. Notwithstanding anything to the contrary contained in this Agreement, (a) the sale, transfer, assignment and conveyance to Purchaser of the Purchased Assets pursuant to this Agreement (and the 2022 Royalty Purchase Agreement) shall not in any way subject Purchaser to, or transfer, novate, affect or modify, any obligation or liability of Seller under the APA and (b) Purchaser expressly does not assume or agree to become responsible for any obligation or liability of Seller whatsoever (it being understood and agreed that this clause (b) shall not serve to limit Purchaser’s obligations under Section 7.4 and Section 7.10).

[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Section 2.4.    Sale of Purchased Assets; Back-Up Security Interest.

(a)    It is the intention of the Parties that the sale, transfer, assignment and conveyance contemplated by this Agreement (and by the 2022 Royalty Purchase Agreement) be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in and to the Purchased Assets. Neither Seller nor Purchaser intends the transactions contemplated by this Agreement (and by the 2022 Royalty Purchase Agreement) to be, or for any purpose characterized as, a loan from Purchaser to Seller, or a pledge, security interest or other Lien, or a financing transaction or a borrowing. It is the intention of the Parties that the beneficial interest in and title to the Purchased Receivables and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of Seller’s estate in the event of the filing of a petition by or against Seller under any U.S. bankruptcy Laws or similar state Laws relating to or affecting creditors’ rights generally. Each of Seller and Purchaser hereby waives, to the maximum extent permitted by applicable Law, any right to contest or otherwise assert that the sale contemplated by this Agreement (and by the 2022 Royalty Purchase Agreement) does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by Seller to Purchaser of all of Seller’s right, title and interest in and to the Purchased Assets under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against Seller in any bankruptcy or insolvency proceeding relating to Seller.

(b)    Accordingly, the Parties shall treat the sale, transfer, assignment and conveyance of the Purchased Assets as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC and Seller does hereby authorize Purchaser, from and after the Closing, to file such financing statement (and continuation statements with respect to such financing statement when applicable) naming Seller as the seller and Purchaser as the purchaser of the Purchased Assets as may be necessary to perfect such sale. Not in derogation of the foregoing statement of the intent of the Parties in this regard, and for the purposes of providing additional assurance to Purchaser in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby (and by the 2022 Royalty Purchase Agreement) is hereafter held not to be a sale for any reason, Seller shall, and hereby does, grant to Purchaser a security interest in and to all right, title and interest in, to and under the Purchased Assets as continuing security to secure payment to Purchaser of amounts equal to the Purchased Receivables as they become due and payable under the APA. Seller hereby authorizes Purchaser, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest (the “Back-Up Security Interest”), and this Agreement shall constitute a security agreement for purposes of the UCC. The Parties agree that the Back-Up Security Interest is being granted as security for the payment of amounts to Purchaser equal to the Purchased Receivables as they become due and payable under the APA. Notwithstanding the foregoing, nothing in this Section 2.4 shall bind either Party regarding the reporting of the transactions contemplated by the Transaction Documents for accounting purposes, securities Law purposes or tax purposes.

(c)    With respect to the Uniform Commercial Code financing statement naming Seller as seller/debtor and Purchaser as buyer/secured party in respect of the Initial Purchased Assets that was filed by Purchaser with the Department of Licensing of the State of Washington on October 3, 2022 in accordance with the 2022 Royalty Purchase Agreement (the “Specified Financing Statement”), Seller hereby authorizes Purchaser to file, and Purchaser hereby agrees to file, with the Department of Licensing of the State of Washington after the consummation of the Closing, a Uniform Commercial Code Financing Statement Amendment (Form UCC3) that restates the collateral description set forth in the Specified Financing Statement to instead cover the Purchased Assets, in form and substance reasonably satisfactory to Seller (the “UCC Amendment”).

ARTICLE III
CLOSING; DELIVERABLES

Section 3.1.    Closing. The closing of this Agreement (the “Closing”) shall take place remotely on the date hereof, or at such place, time and date as the parties hereto may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 3.2.    Payment of Additional Floor Purchase Price. At the Closing, Purchaser shall deliver to Seller payment of the Additional Floor Purchase Price by wire transfer of immediately available funds to the account specified by Seller in writing to Purchaser prior to the Closing Date.

Section 3.3.    Closing Certificates.

(a)    Seller’s Closing Certificate. At the Closing, Seller shall deliver to Purchaser a certificate of the Secretary of Seller, dated the Closing Date, certifying as to (i) the incumbency of the officer (or officers) of Seller executing the Transaction Documents and (ii) the attached copies of Seller’s organizational documents and resolutions adopted by Seller’s Board of Directors authorizing the execution and delivery by Seller of the Transaction Documents and the consummation by Seller of the transactions contemplated thereby.

(b)    Purchaser’s Closing Certificate. At the Closing, Purchaser shall deliver to Seller a certificate of an officer of Purchaser, dated the Closing Date, certifying as to (x) the incumbency of the officer of Purchaser executing the Transaction Documents and (y) the attached copies of relevant extracts from Purchaser’s organizational documents and resolutions adopted by Purchaser’s general partner authorizing the execution and delivery by Purchaser of the Transaction Documents and the consummation by Purchaser of the transactions contemplated thereby.

Section 3.4.    New Bill of Sale and Assignment. At the Closing, Seller and Purchaser shall each deliver to the other Party hereto a duly executed counterpart to the New Bill of Sale and Assignment, evidencing (i) the assignment to Seller of the Initial Purchased Non-U.S. Assets 2024-2030 and (ii) the sale and assignment to Purchaser of the Additional Purchased Assets.

Section 3.5.    Tax Forms. Prior to the Closing, (i) Purchaser shall have delivered or cause to be delivered to Seller a validly executed, true and complete Applicable Withholding Certificate certifying that Purchaser (or Purchaser’s owner, if Purchaser is a disregarded entity for United States federal income tax purposes) is not subject to United States federal withholding tax (including backup withholding) in respect of amounts payable to Purchaser hereunder, and (ii) Seller shall have delivered to Purchaser a validly executed, true and complete IRS Form W-9 certifying that Seller is not subject to United States federal withholding tax (including backup withholding) in respect of amounts payable to Seller hereunder.

Section 3.6.    New Rayner Surgical Instruction Letter. As soon as practicable after the Closing, and in any event no later than two (2) Business Days after the Closing, Seller shall deliver to Rayner Surgical the duly executed New Rayner Surgical Instruction Letter (so long as Purchaser has delivered to Seller prior to such time a counterpart to the New Rayner Surgical Instruction Letter duly executed by Purchaser).

Section 3.7.    Receipt. As soon as practicable after the Closing, and in any event no later than two (2) Business Days after the Closing, Seller shall deliver to Purchaser a duly executed receipt for the payment of the Additional Floor Purchase Price.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Section 4.1.    Representations and Warranties. Except as set forth on Exhibit A, Seller hereby represents and warrants to Purchaser as of the date hereof:

(a)    Existence; Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Washington. Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect.

(b)    Authorization. Seller has the requisite corporate power and authority to execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Seller.

(c)    Enforceability. Each of the Transaction Documents has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.

(d)    Absence of Conflicts. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby do not constitute a breach of or default under any provision of (i) the organizational documents of Seller, (ii) any Law or Judgment applicable to Seller, (iii) the APA or (iv) any written Contract (other than the APA) to which Seller is a party or by which Seller is bound (or, to the Knowledge of Seller, any oral Contract to which Seller is a party or by which Seller is bound), except, in the case of clauses (ii) and (iv), for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect.

(e)    Consents. No Consent of any Governmental Entity or any other Person is required by or with respect to Seller in connection with (i) the execution and delivery by Seller of the Transaction Documents, (ii) the consummation of the transactions contemplated thereby or (iii) the performance by Seller of its obligations under this Agreement, except for (A) any filings required by federal securities Laws or stock exchange rules, (B) the Rayner Surgical Instruction Letter and the New Rayner Surgical Instruction Letter, (C) the filing of the financing statements referred to in Section 2.4(b), and the filing of the UCC Amendment, with the Department of Licensing of the State of Washington, (D) such Consents, the failure of which to be obtained or made, would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect, and (E) such Consents as shall have been obtained on or prior to the date hereof.

(f)    Litigation. No action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator is pending, or, to the Knowledge of Seller, threatened in writing, against Seller relating to the APA or to the Product. Since the APA Closing, Seller has not received any written notice from Rayner Surgical, and otherwise has no Knowledge, of any action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator that is pending against Rayner Surgical relating to the APA or to the Product.

(g)    Compliance With Laws. With respect to the operation of the Business (as defined in the APA), Seller did not, during the three (3) year period immediately preceding December 1, 2021, violate any Laws (as defined in the APA) applicable to the Business or the Specified Purchased Intellectual Property (as defined below), that has had or would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. Since the APA Closing, Seller has not received any written notice from Rayner Surgical, and otherwise has no Knowledge, that Rayner Surgical has violated any Laws (as defined in the APA) applicable to the development, manufacture, commercialization or use of the Product or the Specified Purchased Intellectual Property that has had or would reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(h)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other Person who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

(i)    Intellectual Property.

(i)    All right, title and interest in and to the Specified Purchased Intellectual Property was owned solely and exclusively by Seller or Omeros Ireland Limited (“Omeros Ireland”) as of immediately prior to the APA Closing, and all such right, title and interest was assigned to Rayner Surgical as a result of the APA Closing.

(ii)    As of immediately prior to the APA Closing, the Specified Purchased Intellectual Property was free of Liens.

(iii)    As of December 1, 2021, except with respect to non-exclusive licenses and authorizations to use granted to or by third parties in the ordinary course of business or as otherwise contemplated by the APA, Schedule 4.1(i)(iii) attached hereto lists all of the written Contracts (as defined in the APA) pursuant to which Seller or Omeros Ireland had granted a third party a license to use or practice under any Patent (as defined in the APA) that is material to the operation of the Business (as defined in the APA) and included in the Specified Purchased Intellectual Property.

(iv)    Attached hereto as Schedule 4.1(i)(iv) is a true and complete copy of Section 1.1(h)(B) of the Seller Schedule (as defined in the APA) as of the APA Closing. As of immediately prior to the APA Closing, Seller had not received any written notice challenging the validity, enforceability or good standing of any Specified Purchased Intellectual Property and all required maintenance fees, annuity fees or renewal fees for the Specified Purchased Intellectual Property that were due and payable prior to the APA Closing were paid prior to the APA Closing. Since the APA Closing, Seller has not received any written notice from Rayner Surgical, and otherwise has no Knowledge, that Rayner Surgical has not paid all required maintenance fees, annuity fees or renewal fees for the Specified Purchased Intellectual Property.

(v)    As of immediately prior to the APA Closing, all Specified Purchased Intellectual Property and the rights to any inventions claimed or disclosed therein, were properly assigned to Seller or Omeros Ireland, and all such assignments were properly recorded in the United States Patent and Trademark Office as of immediately prior to the APA Closing.

(vi)    As of December 1, 2021, there were no written (or, to the Knowledge of Seller, oral) third party allegations made to Seller by any Person alleging that the operation or conduct of the Business (as defined in the APA) infringes or misappropriates the Intellectual Property (as defined in the APA) of such Person in any material respect.

(vii)    As of immediately prior to the APA Closing, none of the Patents (as defined in the APA) in the Specified Purchased Intellectual Property was involved in any interference, reissue, reexamination, derivation, supplemental examination, inter partes review, post-grant review, conflict, opposition, cancellation, litigation or other post-issuance proceeding. Since the APA Closing, Seller has not received any written notice from Rayner Surgical, and otherwise has no Knowledge, that any of the Patents (as defined in the APA) in the Specified Purchased Intellectual Property is involved in any interference, reissue, reexamination, derivation, supplemental examination, inter partes review, post-grant review, conflict, opposition, cancellation, litigation or other post-issuance proceeding.

(j)    Separate Payments. Seller has not received any written notice from Rayner Surgical, and otherwise has no Knowledge, of any non-public written communications by any Governmental Entity that would materially affect the eligibility of the Product for separate payment by the Centers for Medicare and Medicaid Services (“Separate Payment”). Seller has not received any written notice from Rayner Surgical, and otherwise has no Knowledge, that Generic Entry (as defined in the APA) with respect to the Product has occurred.

(k)    APA.

(i)      APA; Royalty Reports; Material Notices. Attached hereto as Schedule 4.1(k)(i) are true, correct and complete copies of: (x) the APA; (y) the Royalty Reports received by Seller from Rayner Surgical prior to the date hereof; and (z) all material written notices (including any affecting the timing, amount or duration of Purchased Receivables) delivered to Rayner Surgical by Seller, or by Rayner Surgical to Seller, pursuant to the APA relating to, or involving, the Purchased Assets (including the APA Omidria Provisions), in each case since the date of the APA Closing (excluding, for the avoidance of doubt, (A) copies of, and notices to the extent related to, any of the Ancillary Agreements (as defined in the APA) (but including any such notices to the extent they relate to the Purchased Assets) and (B) drafts and prior versions of the 2022 Letter Agreement and any accompanying correspondence to the extent related to the 2022 Letter Agreement (but including any such correspondence to the extent it addresses additional matters (apart from the 2022 Letter Agreement) that are related to the Purchased Assets).

(ii)    Validity and Enforceability of APA. The APA is in full force and effect with respect to Seller and, to the Knowledge of Seller, is in full force and effect with respect to Rayner Surgical, and the APA is a valid and binding obligation of Seller and, to the Knowledge of Seller, of Rayner Surgical, enforceable against each of Seller and, to the Knowledge of Seller, Rayner Surgical, in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally. Seller has not received any written notice from Rayner Surgical challenging the validity or enforceability of the APA or any obligation of Rayner Surgical to pay the Royalties thereunder (or setting forth any basis for, or any intention to mount, any such challenge), nor has Seller delivered any such notice to Rayner Surgical.

(iii)    No Amendments, Waivers or Releases. Seller has not granted or agreed to any Modification (as defined below) of the APA, except, in each case, to the extent set forth in the APA or as have not had or would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. Other than the 2022 Letter Agreement and 2021 Letter Agreement, Seller has not received from Rayner Surgical any written (or, to the Knowledge of Seller, oral) proposal, and has not made any proposal to Rayner Surgical, to amend, waive or release any of the terms and conditions of the APA in any material respect.

(iv)    No Termination, Force Majeure, etc. Seller has not (x) given Rayner Surgical any notice of termination with respect to the APA (in whole or in part) or any notice of force majeure under the APA or (y) received from Rayner Surgical any written notice of termination with respect to the APA or any written notice of force majeure under the APA. Seller does not have any rights under Section 8.1 of the APA to terminate the APA after the APA Closing without the consent of Rayner Surgical, and, to the Knowledge of Seller, Rayner Surgical does not have any rights under Section 8.1 of the APA to terminate the APA after the APA Closing without the consent of Seller. Seller has not received any written notice from Rayner Surgical, and has not delivered any notice to Rayner Surgical, expressing any intention or desire to terminate the APA. There is no agreement between Seller and Rayner Surgical to terminate the APA.

(v)     No Breaches. Seller has not breached any provision of the APA in any respect, and, to the Knowledge of Seller, Rayner Surgical has not breached any provision of the APA in any respect, other than, in each case, any breaches that have not had and would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect. Seller has not delivered any notice to Rayner Surgical, and Seller has not received any written notice from Rayner Surgical, alleging, inquiring about or seeking information relating to any actual or potential breach of the APA, other than, in each case, any breaches that have not had and would not reasonably be expected to result, individually or in the aggregate, in a Seller Material Adverse Effect.

(vi)    Payments Made. Seller has received from Rayner Surgical (x) all Royalty Reports described in clause (a) of the definition of “Royalty Reports” required to be delivered under the APA since the APA Closing and prior to the date of this Agreement; and (y) the full amounts specified next to the heading “Royalty Due Omeros” in the Royalty Reports referred to in the immediately preceding clause (x) (except with respect to such Royalty Reports that were delivered during the period after September 30, 2022 and prior to the date hereof, in which case the full amounts specified therein next to the heading “Royalty Due Omeros”, the heading “Royalty to Omeros” or the heading “Estimated Royalties (30%)”, as the case may be, were paid by Rayner Surgical to the Escrow Account (as defined in the Escrow Agreement)).

(vii)   No Set-Offs or Contingent Royalty Reduction. As of the APA Closing, the Contingent Royalty Reduction was not being taken against the Royalty Payments. To the Knowledge of Seller, the Contingent Royalty Reduction is not, as of the date hereof, being taken against the Royalty Payments. Seller has not received any written (or, to the Knowledge of Seller, oral) notice from Rayner Surgical expressing an intention for, or other consideration by, Rayner Surgical to take any Contingent Royalty Reduction from the Purchased Receivables or otherwise Set-Off from the Purchased Receivables, including because of any amount owed or claimed owed from Seller to Rayner Surgical. For the avoidance of doubt, it is understood and agreed by the Parties that the items specified in clauses (a) through (g) of the definition of “Net Revenue” in the APA do not constitute Contingent Royalty Reductions or other Set-Offs from the Purchased Receivables).

(viii)  No Assignments. Seller has not consented to any assignment or other transfer or delegation (in whole or in part) by Rayner Surgical of, and, to the Knowledge of Seller, Rayner Surgical has not assigned, transferred or delegated, the APA (in whole or in part), other than (x) the assignment by Rayner Surgical Inc. (pursuant to Section 11.1 of the APA) to Rayner Surgical (Ireland) Limited (an Affiliate (as defined in the APA) of Rayner Surgical Inc.) of all of its rights under the APA, and the designation by Rayner Surgical Inc. (pursuant to Section 11.1 of the APA) of Rayner Surgical (Ireland) Limited to perform all of its obligations under the APA (which assignment and designation were effective as of May 18, 2023), and (y) the assignment by Rayner Surgical (Ireland) Limited (pursuant to Section 11.1 of the APA) to Rayner Intraocular Lenses Limited (an Affiliate (as defined in the APA) of Rayner Surgical (Ireland) Limited and Rayner Surgical Inc.) of all of its rights under the APA, and the designation by Rayner Surgical (Ireland) Limited (pursuant to Section 11.1 of the APA) of Rayner Intraocular Lenses Limited to perform all of its obligations under the APA (which assignment and designation were effective as of December 18, 2023). Except as contemplated by the 2022 Royalty Purchase Agreement, this Agreement and the Escrow Agreement (and except for (i) such Liens as shall have been released on or prior to the date hereof and (ii) Permitted Liens), Seller has not assigned, transferred or delegated, in whole or in part, and has not granted any Liens with respect to, the APA or the Purchased Receivables.

(ix)    No Indemnification Claims. Seller has not given any notice to Rayner Surgical of, and is not in the process of evaluating or seeking, any claim for indemnification or equitable remedies pursuant to Article IX of the APA against Rayner Surgical. Rayner Surgical has not given any written notice to Seller of any claim for indemnification or equitable remedies pursuant to Article IX of the APA against Seller, nor has Rayner Surgical given any written notice to Seller expressing any intention to do so.

(x)     Audits. Seller has not initiated, pursuant to Section 2.7(e) of the APA, any audit of Rayner Surgical.

(xi)    No Other Agreements. Other than (x) the APA (and the Ancillary Agreements as defined therein) and (y) Contracts that are in the process of being assigned by Seller to Rayner Surgical pursuant to the APA (and the Ancillary Agreements as defined therein), there are no written Contracts between Seller, on the one hand, and Rayner Surgical or any other Person, on the other hand, that relate to the Product, the Royalties or the Purchased Receivables that would reasonably be expected to result in a Seller Material Adverse Effect. Other than written agreements assigned, transferred or novated as contemplated by the APA, Seller has not received any written notice from Rayner Surgical, and otherwise has no Knowledge, of any written agreements between Rayner Surgical and any Third Party pursuant to which rights to develop, manufacture or commercialize the Product in the United States have been granted or transferred to such Third Party.

(xii)   Subject Product. The pharmaceutical product known as Omidria® is a Subject Product, and all Royalties from all Subject Product(s) (other than the Excluded Assets) are subject to this Agreement.

(xiii)  No Disputes. Seller has not received any written notice of any dispute from, or given any notice of any dispute to, Rayner Surgical in connection with the APA.

(l)    UCC Matters. Seller’s exact legal name is, and for the preceding ten (10) years has been, “Omeros Corporation”. Seller’s principal place of business is, and for the preceding ten (10) years has been, located in the State of Washington. Seller’s jurisdiction of organization is, and for the preceding ten (10) years has been, the State of Washington.

(m)    Taxes. All material tax returns required under applicable Law to have been filed by or on behalf of Seller with respect to the Purchased Assets have been duly and timely filed, and all material taxes required to be paid under applicable Law by Seller with respect to the Purchased Assets have been paid. To the Knowledge of Seller, no deficiencies for taxes with respect to the Purchased Assets have been claimed, proposed, or assessed by any tax authority against the Seller.

(n)    Title to Purchased Assets. Seller has good and valid title to the Additional Purchased Assets, free and clear of all Liens (other than Permitted Liens). Upon payment of the Additional Floor Purchase Price by Purchaser to Seller and the filing of the UCC Amendment with the Department of Licensing of the State of Washington on the Closing Date, and with effect from the Closing, Purchaser will have acquired good and valid title to the Additional Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(o)    Tax Status. Seller is acting as a principal, and not as an agent for any other Person, in connection with the execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated thereby.

Section 4.2.    Representations and Warranties regarding the 2022 Royalty Purchase Agreement. Seller hereby represents and warrants to Purchaser that, except as set forth on Exhibit C to the 2022 Royalty Purchase Agreement, the representations and warranties of Seller contained in Sections 4.1 through 4.6, Section 4.8 and Section 4.14 of the 2022 Royalty Purchase Agreement were true and correct when made as of the 2022 Effective Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date).

ARTICLE V

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Section 5.1.    Representations and Warranties. Purchaser represents and warrants to Seller that as of the date hereof:

(a)    Existence. Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, United States of America. Purchaser is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)    Authorization. Purchaser has the requisite partnership power and authority to execute, deliver and perform the Transaction Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the general partner of Purchaser.

(c)    Enforceability. Each of the Transaction Documents has been duly executed and delivered by Purchaser, and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and by applicable bankruptcy, insolvency, moratorium and other similar Laws of general application relating to or affecting creditors’ rights generally.

(d)    Absence of Conflicts. The execution, delivery and performance by Purchaser of the Transaction Documents and the consummation of the transactions contemplated thereby do not constitute a breach or default under any provision of (a) the organizational documents of Purchaser, (b) any Law or Judgment applicable to Purchaser or (c) any written Contract to which Purchaser is a party or by which Purchaser is bound, except, in the case of clauses (b) and (c), for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect.

(e)    Consents. No Consent of any Governmental Entity or any other Person is required by or with respect to Purchaser in connection with (a) the execution and delivery by Purchaser of the Transaction Documents, (b) the consummation of the transactions contemplated thereby or (c) the performance by Purchaser of its obligations under this Agreement, except for (x) such Consents, the failure of which to be obtained or made, would not reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect, and (y) such Consents as shall have been obtained on or prior to the date hereof.

(f)     Litigation.  No action, suit, proceeding or investigation before any Governmental Entity, court or arbitrator is pending, or, to the knowledge of Purchaser, threatened, against Purchaser that, individually or in the aggregate, would reasonably be expected to result in a Purchaser Material Adverse Effect.

(g)    Compliance With Laws. Purchaser has not violated, is not in violation of, has not been given notice that it has violated, and, to the knowledge of Purchaser, Purchaser is not under investigation with respect to its violation of, and has not been threatened to be charged with any violation of, any applicable Law or any Judgment of any Governmental Entity, which violation would reasonably be expected to result, individually or in the aggregate, in a Purchaser Material Adverse Effect.

(h)    Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other Person who has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission from or on behalf of Seller in connection with the transactions contemplated by this Agreement.

(i)     Financing. Purchaser (x) has sufficient cash on hand or binding and enforceable commitments to provide it with funds sufficient to satisfy its obligation to pay the Additional Floor Purchase Price at Closing and (y) will have sufficient cash on hand or binding and enforceable commitments to provide it with funds sufficient to satisfy its obligations to pay the Purchaser Milestone Payment 1 and the Purchaser Milestone Payment 2 if and when they become due and payable in accordance with Section 2.1(c). Purchaser has no reason to believe, and has not been provided with any notice (whether written or otherwise), that any of the Persons providing the commitments referred to above are unable or are not required or do not intend, for any reason, to satisfy their obligations under such commitments. Purchaser acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(j)    Tax Status. Purchaser is acting as a principal, and not as an agent for any other Person, in connection with the execution, delivery and performance by Purchaser of the Transaction Documents and the consummation of the transactions contemplated thereby. The Applicable Withholding Certificate of Purchaser delivered to Seller on the Closing Date is valid, true and properly executed. As of the date hereof, payments to be made hereunder are exempt from and not subject to United States withholding tax or, to the Purchaser’s knowledge, Irish withholding tax.

Section 5.2.    Representations and Warranties regarding the 2022 Royalty Purchase Agreement. Purchaser hereby represents and warrants to Seller that the representations and warranties of Purchaser contained in Sections 5.1 through 5.10 of the 2022 Royalty Purchase Agreement were true and correct when made as of the 2022 Effective Date.

ARTICLE VI

RECEIVABLES AND PAYMENTS

Section 6.1.    No Out-of-Pocket Payments by Seller for Purchased Receivables. The Parties agree and acknowledge that, subject to the Related Payment Provisions, subject to Sections 6.2(d) and 7.1(c) and subject to Purchaser’s remedies for breach of this Agreement, (a) Seller is obligated to pay to Purchaser the Purchased Receivables only out of the Royalty Payments to the extent attributable to Royalties paid by Rayner Surgical with respect any Subject Product and the United States during the Purchased Royalty Period applicable to such Subject Product and the United States and (b) Seller will not have any obligation to pay Purchaser the Purchased Receivables from any other sources of funds.

Section 6.2.    Adjustments to Pre-2024 Royalty Payments. It is acknowledged and agreed that (a) Purchaser has heretofore received Specified Initial Receivables that were payable by Rayner Surgical during the partial calendar year from September 1, 2022 through December 31, 2022 in an amount equal to the Annual Purchased Receivables Cap (as defined in the 2022 Royalty Purchase Agreement) applicable to such partial calendar year, (b) Purchaser has heretofore received Specified Initial Receivables that were payable by Rayner Surgical during the calendar year from January 1, 2023 through December 31, 2023 in an amount equal to the Annual Purchased Receivables Cap (as defined in the 2022 Royalty Purchase Agreement) applicable to such calendar year, (c) Seller (and not Purchaser) is entitled to any and all payments made by Rayner Surgical after the date hereof in respect of Royalty Payments that were payable by Rayner Surgical prior to January 1, 2024 (whether such payments constitute corrections of underpayments or otherwise, including, without limitation, corrections of gross to net adjustments and other corrections of Net Revenue calculations) and (d) with respect to any overpayments by Rayner Surgical of any Royalty Payments that were payable by Rayner Surgical prior to January 1, 2024, Purchaser shall not be liable for any such overpayments, and Seller shall be responsible for any such overpayments.

Section 6.3.    Treatment of Late Payment of Purchased Receivables. In the event of (a) any late payments by Rayner Surgical of any Purchased Receivables or (b) any late payments by Seller to Purchaser of misdirected payments of Purchased Receivables as described in Section 7.1(a), such Purchased Receivables will be allocated to the calendar month(s) in which such payments were originally due and payable under Section 2.7(c) of the APA, regardless of when actually paid.

ARTICLE VII

COVENANTS

Section 7.1.    Misdirected Payments; Set-Offs by Rayner Surgical.

(a)    Payments to Purchaser. If Seller shall, notwithstanding the provisions of the Rayner Surgical Instruction Letter, the New Rayner Surgical Instruction Letter and the Escrow Agreement, receive from Rayner Surgical, the Escrow Agent or any other Person any Purchased Receivables, Seller shall promptly, and in any event no later than five (5) Business Days, following a Responsible Employee of Seller becoming aware of the receipt by Seller of such Purchased Receivables, remit to Purchaser such Purchased Receivables.

(b)    Payments to Seller. If Purchaser shall, notwithstanding the provisions of the Rayner Surgical Instruction Letter, the New Rayner Surgical Instruction Letter and the Escrow Agreement, receive from Rayner Surgical, the Escrow Agent or any other Person (i) any Royalty Payment that does not consist entirely of Purchased Receivables or (ii) any Excluded Asset, then Purchaser shall promptly, and in any event no later than five (5) Business Days, following the date Purchaser becomes aware of its receipt thereof, remit to Seller (X) such Royalty Payment, or portion thereof, that does not constitute Purchased Receivables or (Y) such Excluded Asset, as the case may be.

(c)    Out-of-Scope Set-Offs. If, with respect to any Purchased Receivables that are paid by Rayner Surgical pursuant to monthly Royalty Payments, Rayner Surgical undertakes an Out-of-Scope Set-Off against such Purchased Receivables, then Seller shall promptly, and in any event no later than twenty (20) Business Days, following the date on which a Responsible Employee of Seller becomes aware of such Out-of-Scope Set-Off (including the amount and nature thereof), pay to Purchaser a sum equal to the amount of such Out-of-Scope Set-Off against the Purchased Receivables.

(d)    Remittances. All remittances pursuant to this Section 7.1 shall be made (i) without set-off or deduction of any kind (except as required by applicable Law) and (ii) by wire transfer of immediately available funds to such account as the relevant payee may designate in writing to the other Party hereto (such designation to be made at least three Business Days prior to any such payment).

(e)    Payments Held in Trust. Each Party hereto agrees that it shall hold any amounts received by it to which the other Party hereto is entitled under Section 7.1(a) or Section 7.1(b) in trust and agrees that it shall have no right, title or interest whatsoever in such amounts, shall make no use thereof and shall not impose, or permit the imposition of, any Liens on such amounts (other than, in the case of such amounts held by Seller to which Purchaser is entitled under Section 7.1(a), Permitted Liens).

Section 7.2.    Interest. Without limiting Seller’s obligation to promptly remit Purchased Receivables to Purchaser pursuant to Section 7.1(a), if Seller fails to timely pay Purchaser in accordance with Section 7.1(a), Seller shall pay interest for any such late payment to Purchaser at a per annum rate equal to the U.S. Prime Rate, as reported in the Wall Street Journal, Eastern Edition, for the first date on which such payment was to be paid to Purchaser under Section 7.1(a), plus two percent (2%), from the first (1st) day the payment was to be paid to Purchaser under Section 7.1(a) to the day of actual payment of the amount. Without limiting Purchaser’s obligation to promptly remit amounts to Seller pursuant to Section 7.1(b), if Purchaser fails to timely pay Seller in accordance with Section 7.1(b), Purchaser shall pay interest for any such late payment to Seller at a per annum rate equal to the U.S. Prime Rate, as reported in the Wall Street Journal, Eastern Edition, for the first date on which such payment was to be paid to Seller under Section 7.1(b), plus two percent (2%), from the first (1st) day the payment was to be paid to Seller under Section 7.1(b) to the day of actual payment of the amount.

Section 7.3.    Royalty Reports; Notices; Correspondence. Promptly, and in any event no later than five (5) Business Days, following the receipt by Seller of (i) a Royalty Report or (ii) any material written notice or material written correspondence pursuant to the APA relating to, or involving, the Purchased Receivables (including any relating to, or involving, any APA Omidria Provisions) Seller shall furnish full and complete copies of such Royalty Report or such written notice or written correspondence to Purchaser. Except for the Rayner Surgical Instruction Letter, the New Rayner Surgical Instruction Letter and notices and correspondence required to be given or made by Seller (x) under the APA or (y) by applicable Law, Seller shall not send any notice or correspondence to Rayner Surgical relating to, or involving, the Purchased Receivables, in each case, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), unless the sending of such notice or correspondence would not reasonably be expected to adversely affect (A) the Purchased Receivables (including any APA Omidria Provisions) in any material respect or (B) the timing, amount or duration of the Purchased Receivables in any material respect. If Purchaser does not provide consent to Seller within ten (10) Business Days after receipt of such proposed notice or correspondence, such consent will be deemed to have been given by Purchaser. Seller shall promptly, and in any event no later than five (5) Business Days, following the delivery thereof by Seller to Rayner Surgical, provide to Purchaser a copy of any material notice or material correspondence (including any notice or correspondence that (1) relates to, or involves, any APA Omidria Provisions in a material respect or (2) adversely effects the timing, amount or duration of the Purchased Receivables) sent by Seller to Rayner Surgical pursuant to the APA relating to, or involving, the Purchased Receivables (including the APA Omidria Provisions).

Section 7.4.    Audits of Rayner Surgical.

(a)    Consultation. Seller and Purchaser shall consult with each other regarding the timing, manner and conduct of any audit of Rayner Surgical with respect to the Royalties pursuant to Section 2.7(e) of the APA. Upon the termination of this Agreement pursuant to Section 9.14, the provisions of this Section 7.4 shall survive until the fifth (5th) anniversary of the effective date of such termination; provided, however, that (I) Purchaser’s right to receive amounts pursuant to, and in accordance with, Section 7.4(b)(v) and (II) the provisions of Sections 7.4(b)(iii) and 7.4(b)(iv), shall survive such termination indefinitely.

(b)    Audits.

(i)    Seller may, and if requested in writing by Purchaser, shall (as promptly as practicable following receipt of such written request from Purchaser), cause an independent certified public accountant of nationally recognized standing, to audit Rayner Surgical’s Financial Records (as such term is defined in the APA) relating to the Purchased Receivables (it being understood and agreed that Purchaser shall not be entitled to request an audit with respect to any matters other than matters in respect of the Purchased Receivables) pursuant to Section 2.7(e) of the APA (which limits Seller to one (1) audit per calendar year); provided, however, that Purchaser shall not be entitled to request such an audit if such an audit would contravene the provisions of Sections 2.7(d) or 2.7(e) of the APA. With respect to any such audit, Seller shall engage any independent certified public accountant as Seller shall determine for such purpose (as long as such independent certified public accountant is reasonably acceptable to (X) Rayner Surgical pursuant to Section 2.7(e) of the APA and (Y) Purchaser). Notwithstanding the foregoing, any such audit initiated at the request of Purchaser as described in this Section 7.4(b)(i) shall include such additional matters (whether or not related to the Purchased Receivables) as reasonably requested by Seller and subject to the provisions of Section 2.7(e) of the APA (such an audit, a “Seller Participated Audit”). Subject to Section 7.4(b)(vi), all of the out-of-pocket costs and expenses of any audit described in this Section 7.4(b)(i) (including the fees and expenses of any independent certified public accountant) that would otherwise be borne by Seller pursuant to the APA shall instead be borne (as such costs and expenses are incurred) as follows: (A) in the event such audit is solely with respect to Net Revenues for the period from January 1, 2024 through December 31, 2027 (and only if one or both of Milestone Event 1 and Milestone Event 2 have not yet occurred at the time of such audit), then twenty percent (20%) by Seller and eighty percent (80%) by Purchaser, and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective eighty percent (80%) of such out-of-pocket costs and expenses; (B) in the event such audit is a Seller Participated Audit, then twenty percent (20%) by Seller and eighty percent (80%) by Purchaser, and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective eighty percent (80%) of such out-of-pocket costs and expenses; and (C) in the event such audit is neither an audit described in the foregoing clause (A) nor an audit described in the foregoing clause (B), then one hundred percent (100%) by Purchaser, and Purchaser shall promptly upon request reimburse Seller for one hundred percent (100%) of such out-of-pocket costs and expenses. With respect to any audit described in this Section 7.4(b)(i), each Party shall provide to the other Party copies of the auditor’s results from such audit and the auditor’s work product from such audit received by such Party (subject to a reasonable and customary common interest agreement to protect attorney-client privilege, if applicable).

(ii)    With respect to any audit of Rayner Surgical initiated by Seller pursuant to Section 2.7(e) of the APA solely with respect to matters unrelated to the Purchased Receivables, Seller shall give Purchaser at least ten (10) Business Days prior written notice before Seller initiates such audit. If, no later than five (5) Business Days after Purchaser receives such a notice, Purchaser reasonably requests (by written notice to Seller) that additional matters solely relating to the Purchased Receivables be included in such audit, then Seller shall include such additional matters subject to the provisions of Sections 2.7(d) and 2.7(e) of the APA (such an audit, a “Purchaser Participated Audit”). Subject to Section 7.4(b)(vi) and in deviation from Section 7.4(b)(i), all of the out-of-pocket costs and expenses of any audit described in this Section 7.4(b)(ii) (including the fees and expenses of any independent certified public accountant) that would otherwise be borne by Seller pursuant to the APA shall instead be borne (as such costs and expenses are incurred) as follows: (A) in the event such audit is a Purchaser Participated Audit, then twenty percent (20%) by Seller and eighty percent (80%) by Purchaser, and Purchaser shall promptly upon request reimburse Seller for Purchaser’s respective eighty percent (80%) of such out-of-pocket costs and expenses; and (B) in the event such audit is not a Purchaser Participated Audit, then one hundred percent (100%) by Seller. With respect to any audit described in this Section 7.4(b)(ii), each Party shall provide to the other Party copies of the auditor’s results from such audit and the auditor’s work product from such audit received by such Party (subject to a reasonable and customary common interest agreement to protect attorney-client privilege, if applicable).

(iii)    If at any time (including following the completion of any audit under Section 2.7(e) of the APA), Seller is required to reimburse Rayner Surgical for an overpayment of Purchased Receivables, then Seller shall provide copies of the auditor’s results of such audit and the auditor’s work product of such audit to Purchaser (if not already provided) (subject to a reasonable and customary common interest agreement to protect attorney-client privilege, if applicable), and Purchaser shall promptly (and in compliance with the APA) reimburse such overpayment (to the extent such overpayment was received by Purchaser) (A) to Rayner Surgical on behalf of Seller or (B) if Seller has already reimbursed Rayner Surgical for the entirety of such amount (or if Rayner Surgical Sets-Off all or a portion of such amount against payments that Rayner Surgical owes to Seller in connection with any matter other than the Purchased Receivables), to Seller, and, in each case of clauses (A) and (B), Purchaser shall promptly (and in any event within five (5) Business Days) after making such payment provide evidence satisfactory to Seller that such payment was made.

(iv)    If at any time (including following the completion of any audit under Section 2.7(e) of the APA), Rayner Surgical Sets-Off (in accordance with the last sentence of Section 2.7(e) of the APA) all or any portion of an overpayment of Purchased Receivables against future Royalties that constitute Excluded Assets (including Retained Receivables), then the amount of such Set-Off shall be borne one hundred percent (100%) by Purchaser (to the extent such overpayment was received by Purchaser), and Purchaser shall promptly upon request reimburse Seller for one hundred percent (100%) of such amount. If at any time (including following the completion of any audit under Section 2.7(e) of the APA), Rayner Surgical Sets-Off (in accordance with the last sentence of Section 2.7(e) of the APA) all or any portion of an overpayment of Purchased Receivables against future Royalties that constitute Purchased Receivables, then the amount of such Set-Off shall be borne one hundred percent (100%) by Purchaser (to the extent such overpayment was received by Purchaser).

(v)    If, following the completion of any audit under Section 2.7(e) of the APA, Rayner Surgical is required to make additional payments to Seller for underpaid Purchased Receivables, then upon the payment thereof, the Parties shall allocate such payments as follows: (A) first, to reimburse the Parties for all out-of-pocket costs and expenses of any such audit (including the fees and expenses of any independent certified public accountant) borne by the Parties pursuant to Section 7.4(b)(i) or Section 7.4(b)(ii), as applicable (and that are not to be reimbursed pursuant to Section 7.4(b)(vi) below); and (B) second, to Purchaser.

(vi)    If, following the completion of any audit under Section 2.7(e) of the APA, Rayner Surgical reimburses Seller for the out-of-pocket costs and expenses of such audit pursuant to Section 2.7(e) of the APA, Seller shall promptly (and in any event within five (5) Business Days of receipt by Seller of such reimbursement) reimburse Purchaser for the out-of-pocket costs and expenses paid by Purchaser pursuant to Section 7.4(b)(i) or Section 7.4(b)(ii), as applicable (and Purchaser shall provide reasonable documentation of such out-of-pocket costs and expenses).

Section 7.5.    Performance of APA.

(a)    Seller agrees that (i) it shall not breach the APA with respect to the Purchased Receivables if such breach would reasonably be expected to result in a Seller Material Adverse Effect, (ii) it shall promptly, and in any event no later than five (5) Business Days, following the date on which Seller becomes aware of a breach of the APA by Seller of the type described in the immediately preceding clause (i), provide written notice to Purchaser of such breach (including a reasonable description thereof), and (iii) after consultation with Purchaser and taking into account all reasonable comments from Purchaser, and without limiting its obligations under this Agreement, it shall use commercially reasonable efforts to promptly cure any such breach by Seller of the APA (and provide prompt written notice to Purchaser upon curing such breach).

(b)    Seller will not exercise or fail to exercise any of its rights or perform or fail to perform its obligations under the APA in any manner that would result in a material adverse effect on the Purchased Receivables (including a material adverse effect on the timing, amount or duration of the Purchased Receivables); provided, that, the foregoing shall not limit Seller with respect to the research, development or commercialization of any biopharmaceutical product or technology that competes with OMIDRIA (to the extent otherwise permitted by the APA).

Section 7.6.    Amendment of APA. Seller shall provide Purchaser a copy of any proposed amendment, supplement, modification, waiver, release or excuse (a “Modification”) of any provision of the APA as soon as practicable and in any event not less than five (5) Business Days prior to the date Seller proposes to execute such Modification. Seller shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), execute or agree to execute any proposed Modification if such Modification would reasonably be expected to adversely affect in any material respect the Purchased Receivables (including the timing, amount or duration thereof) or the APA Omidria Provisions. Promptly, and in any event within five (5) Business Days following receipt by Seller of a fully executed Modification of the APA, Seller shall furnish a true and complete copy of such Modification to Purchaser.

Section 7.7.    Enforcement of APA.

(a)    Notice of Rayner Surgical Breaches. Promptly, and in any event within five (5) Business Days, following a Responsible Employee of Seller becoming aware of a breach of the APA by Rayner Surgical that would reasonably be expected to adversely affect in any material respect the Purchased Receivables (including the timing, amount or duration thereof) or the APA Omidria Provisions (such breach, a “Related Breach”), Seller shall provide notice of such Related Breach to Purchaser.

(b)    Enforcement of APA. Upon receipt of notice of a Related Breach, Seller and Purchaser promptly shall consult and cooperate with each other regarding such Related Breach and as to the timing, manner and conduct of any enforcement of Rayner Surgical’s obligations under the APA relating thereto (including any indemnification obligations of Rayner Surgical under Article IX of the APA relating thereto); provided, however, that the Parties shall enter into a reasonable and customary common-interest agreement to protect attorney client privilege. Seller may, and if reasonably requested in writing by Purchaser within five (5) Business Days after receipt of notice of a Related Breach, shall, proceed, in consultation and cooperation with Purchaser, to use commercially reasonably efforts to enforce compliance by Rayner Surgical with the relevant provisions of the APA and to use commercially reasonable efforts to exercise such rights and remedies relating to such Related Breach as shall be available to Seller (including litigation of such matter), whether under the APA or by operation of applicable Law. In connection with any enforcement of Rayner Surgical’s obligations under the APA in respect of a Related Breach pursuant to this Section 7.7, Seller shall employ such lead counsel as Seller shall choose, in its sole discretion, for such purpose (as long as such counsel is reasonably acceptable to Purchaser). Nothing contained herein shall limit Seller or Purchaser from retaining, at its sole cost, separate outside counsel who shall be permitted, where reasonably practical (and subject to a reasonable and customary common interest agreement to protect attorney-client privilege), to consult with the lead counsel selected pursuant to the immediately preceding sentence for such enforcement.

(c)    Allocation of Costs and of Proceeds from Enforcement.

(i)    All out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with any enforcement of Rayner Surgical’s obligations under the APA in respect of a Related Breach pursuant to this Section 7.7 shall be borne (as such costs and expenses are incurred) one hundred percent (100%) by Purchaser, and Purchaser shall promptly upon request reimburse Seller for one hundred percent (100%) of such out-of-pocket costs and expenses. In furtherance of the foregoing, and subject to the remainder of this Section 7.7(c), any retainers or advances required by the lead counsel selected pursuant to the penultimate sentence of Section 7.7(b) for such enforcement (and that are incurred by Seller) shall be funded one hundred percent (100%) by Purchaser (such amounts to be credited or deducted from the actual amounts owed by Purchaser under the immediately preceding sentence), and Purchaser shall promptly upon request reimburse Seller for one hundred percent (100%) of such retainers and advances.

(ii)    The Proceeds of any enforcement of Rayner Surgical’s obligations under the APA in respect of any Related Breach pursuant to this Section 7.7, shall be allocated (A) first, to reimburse the Parties for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) borne by the Parties pursuant to Section 7.7(c)(i); and (B) second, to Purchaser.

(d)    Other Matters. For clarity, (i) this Section 7.7 shall not apply to any enforcement of Rayner Surgical’s obligations under the APA other than in respect of a Related Breach (for example, this Section 7.7 shall not apply to any enforcement of Rayner Surgical’s obligations under the APA to the extent relating to any of the Retained Receivables), and (ii) except as otherwise provided in Article VIII hereof, the costs and expenses incurred by Seller in connection with any such enforcement described in the immediately preceding clause (i) shall be borne one hundred percent (100%) by Seller and the proceeds of any such enforcement shall inure one hundred percent (100%) to Seller.

Section 7.8.    Termination of APA. Seller shall not terminate the APA or agree with Rayner Surgical to terminate the APA, except with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), provided, that it will not be unreasonable for Purchaser to withhold consent if such proposed termination would adversely affect the timing, amount or duration of the Purchased Receivables in any material respect.

Section 7.9.    Assignments of APA.

(a)    Seller may not encumber, assign, delegate or otherwise transfer the APA, in whole or in part, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), and any such purported assignment without such consent shall be void ab initio and of no effect; provided, that, it will not be unreasonable for Purchaser to withhold consent if such proposed termination would adversely affect the timing, amount or duration of the Purchased Receivables in any material respect; provided, further, however, that, following the Closing, so long as none of the following encumbrances, assignments, delegations or other transfers, individually or in the aggregate, would reasonably be expected to result in a Seller Material Adverse Effect, no consent shall be required in connection with:

(i)    Any (x) assignment, sale or other transfer (in whole or in part) of Seller’s right, title and interest in and to the Excluded Assets (including the Retained Receivables) or the delegation of any of Seller’s duties with respect to the Excluded Assets (including the Retained Receivables), or (y) buy-out of any Excluded Assets (including any Retained Receivables) by, or other transfer of any Excluded Assets (including any Retained Receivables) to, Rayner Surgical;

(ii)    Any assignment that would not require consent of Rayner Surgical under Section 11.1 of the APA (so long as this Agreement is assigned in conjunction therewith); or

(iii)    Any assignment of the APA to any successor by merger, operation of Law, or change of control of Seller (including as a result of any change, directly or indirectly, in the beneficial ownership of the voting securities of Seller) (so long as this Agreement is assigned in conjunction therewith);

provided, that, (1) in the case of the immediately preceding clauses (ii) and (iii), the assignee (if other than Seller) agrees in writing to perform all relevant obligations under, and to be bound by all the relevant provisions of, the APA as if such assignee were the “Seller” under the APA, and (2) for all cases such assignment shall not require Purchaser to enter into any agreement requiring Purchaser to undertake any obligations in favor of any party (directly or indirectly).

(b)    Promptly, and in any event no later than five (5) Business Days, following Seller’s receipt of any executed assignment of the APA by Seller (other than any assignment, sale, transfer or delegation that is described in Section 7.9(a)(i) above), Seller shall furnish a copy of such assignment to Purchaser.

Section 7.10.    Confidentiality.

(a)    Confidentiality. Each Party shall keep confidential and not disclose to any Person (other than its Affiliates and its and its Affiliates’ Representatives and Financing Sources), and shall cause its Affiliates and its and its Affiliates’ Representatives and Financing Sources to keep confidential and not disclose to any Person, any Confidential Information (as defined below). Each Party shall, and shall cause its Affiliates and its and its Affiliates’ Representatives and Financing Sources to, use the Confidential Information solely in connection with such Party’s evaluation, administration and enforcement of the Transaction Documents (including in connection with its performance, exercise and enforcement of its rights under the Transaction Documents and the transactions contemplated thereby). The foregoing obligations shall continue until the date that is six years after the termination of this Agreement.

(b)    Confidential Information. “Confidential Information” means, collectively, all information (whether written or oral, or in electronic or other form, and whether furnished before, on or after the date of this Agreement) disclosed to the other Party in connection with this Agreement to the extent concerning or relating to the following: (i) in the case of Confidential Information of either Party, that Party, its rights and interests relating to the Royalties, or its investment or investment performance pursuant to this Agreement; (ii) in the case of Confidential Information of both Parties, the Purchased Receivables, this Agreement, any Modifications, assignments, notices, requests, correspondence or other information furnished pursuant to this Agreement (including this Article VII) and any other reports, data, information, materials, notices, correspondence or documents of any kind relating to this Agreement; and (iii) in the case of Confidential Information of Seller, the APA or the Receivables, including (x) the APA and any license, sublicense or other agreements involving or relating to the Receivables or the intellectual property, compounds or products giving rise to the Receivables, whether or not such licenses, sublicenses or other agreements currently exist, are executed after the date hereof, or have been previously terminated, and including all terms and conditions hereof and thereof and the identities of the parties thereto, (y) any Royalty Reports, Modifications, assignments, notices, requests, correspondence, documents or other information furnished pursuant to this Agreement with respect to the APA (including this Article VII) and any other reports, data, information, materials, notices, correspondence or documents of any kind relating to Seller, Seller’s Affiliates, this Agreement, the APA, the Receivables, the Retained Receivables or the

intellectual property, compounds or products giving rise to the Receivables, and including reports, data, information, materials, notices, correspondence or documents of any kind delivered pursuant to or under this Agreement or any of the other agreements referred to in the immediately preceding clause (x), and (z) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or other intellectual property, trade secrets or information to the extent involving or relating to the Receivables or the compounds or products giving rise to the Receivables. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (A) was known, other than under an obligation of confidentiality, by the receiving Party at the time such information was disclosed to the receiving Party, its Affiliates or its or its Affiliates’ Representatives or Financing Sources in accordance herewith or in accordance with the Confidentiality Agreement (as defined below), as evidenced by its written records; (B) was or becomes part of the public domain (other than as a result of a disclosure by the receiving Party, its Affiliates or its or its Affiliates’ Representatives or Financing Sources in violation of this Agreement or the Confidentiality Agreement) prior to any disclosure of such information by the receiving Party, its Affiliates or its or its Affiliates ‘ Representatives or Financing Sources; (C) becomes known to the receiving Party on a non-confidential basis from a source other than the disclosing Party, its Affiliates and its and its Affiliates ‘ Representatives (and without any breach of this Agreement or the Confidentiality Agreement by the receiving Party, its Affiliates or its or its Affiliates’ Representatives or Financing Sources); provided, that, such source, to the knowledge of Purchaser, (x) had the right to disclose such information to the receiving Party (without breaching any legal, contractual or fiduciary obligation to the receiving Party or any of its Affiliates) and (y) did not obtain such information directly or indirectly from, or on behalf of, the disclosing Party, its Affiliates or its or its Affiliates ‘ Representatives; or (D) is or has been independently developed by the receiving Party, its Affiliates or its or its Affiliates’ Representatives without use of or reference to the Confidential Information, as evidenced by its written records.

(c)    Permitted Disclosures. In the event that either Party or its Affiliates or any of its or its Affiliates’ Representatives or Financing Sources are requested by a governmental or regulatory or self-regulatory authority or required by applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory or self-regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, such Party shall promptly, to the extent permitted by Law, notify the disclosing Party in writing of such request or requirement so that the disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the disclosing Party seeks such an order or other remedy, the receiving Party will provide such cooperation, at the disclosing party’s expense, as the disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the receiving Party or its Affiliates or its or its Affiliates’ Representatives or Financing Sources are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the receiving Party or its Affiliates or its or its Affiliates’ Representatives or Financing Sources, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the receiving Party or its Affiliates or its or its Affiliates’ Representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the disclosing Party ‘s expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the receiving Party will not oppose action by the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the disclosing Party shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over the receiving Party, its Affiliates or its or its Affiliates ‘ Representatives or Financing Sources, as the case may be, or (ii) in connection with a routine examination by a regulatory or self-regulatory examiner, where in each case such request or examination does not expressly reference the disclosing Party, its Affiliates, the Receivables or this Agreement. Nothing provided herein limits any Party ‘s use or disclosure of its own Confidential Information if such Confidential Information is not also Confidential Information of the other Party.

(d)    Purchaser Financial Statements. Notwithstanding anything herein to the contrary, nothing in this Section 7.10 (or in Section 7.11) shall or shall be construed to restrict Purchaser from (i) including disclosure of (A) the Initial Purchase Price, the Additional Floor Purchase Price, the January 2024 Amount, the Purchaser Milestone Payment 1 and the Purchaser Milestone Payment 2 and (B) the amount and nature of the Specified Initial Receivables and the amount and nature of the Purchased Receivables in the footnotes to Purchaser’s financial statements, to the extent so required or advised by Purchaser’s independent accountants, or including comparable or analogous disclosure in Purchaser’s unaudited quarterly financial statements, or (ii) providing copies of Confidential Information, including such audited annual and unaudited quarterly financial statements, to Purchaser’s existing or prospective lenders or direct or indirect beneficial owners, Affiliates or its or its Affiliates’ Representatives or Financing Sources, as long as such parties have agreed to be bound by the provisions of this Section 7.10 or are otherwise subject to reasonable restrictions of confidentiality. In addition, notwithstanding anything herein to the contrary, it is hereby agreed and confirmed that Purchaser (and its Affiliates) is permitted to disclose Confidential Information to the extent such disclosure is required by applicable Law (including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and regulations promulgated by securities exchanges, or equivalent Canadian Law).

(e)    Required Filings by Seller and Financial Statements. Notwithstanding anything herein to the contrary, nothing in this Section 7.10 (or in Section 7.11) shall or shall be construed to restrict Seller from (i) including disclosure of (A) the Initial Purchase Price, the Additional Floor Purchase Price, the January 2024 Amount, the Purchaser Milestone Payment 1 and the Purchaser Milestone Payment 2 and (B) the amount and nature of the Royalties, the amount and nature of the Receivables, and the amount and nature of the Purchased Receivables in the footnotes to Seller’s financial statements, to the extent so required or advised by Seller’s independent accountants, or including comparable or analogous disclosure in Sellers’s unaudited quarterly financial statements, or (ii) providing copies of Confidential Information, including such audited annual and unaudited quarterly financial statements, to Seller’s existing or prospective lenders, potential and actual buyers of Retained Receivables or other Excluded Assets, or direct or indirect beneficial owners, as long as such parties have agreed to be bound by the provisions of this Section 7.10 or are otherwise subject to reasonable restrictions of confidentiality. In addition, notwithstanding anything herein to the contrary, it is hereby agreed and confirmed that Seller (and its Affiliates) is permitted to disclose Confidential Information to the extent such disclosure is required by applicable Law (including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and regulations promulgated by securities exchanges).

(f)    Termination of Confidentiality Agreement. Effective upon the 2022 Effective Date, the Confidential Disclosure Agreement, dated April 12, 2022 (the “Confidentiality Agreement”), between DRI Capital Inc. (an Affiliate of Purchaser) and Seller shall terminate and be of no further force or effect, and shall be superseded by the provisions of this Section 7.10.

Section 7.11.    Public Announcements; Use of Names.

(a)    Neither Party shall, and each Party shall instruct its Affiliates and its and its Affiliates’ Representatives and Financing Sources not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (in which case the Party required by applicable Law to issue or make the press release, public announcement or other public disclosure shall allow the other Party reasonable time to comment on such press release, public announcement or other public disclosure in advance of such issuance or making thereof to the extent practicable and permitted by Law). Notwithstanding anything herein to the contrary, Seller and Purchaser hereby agree that (i) a joint press release issued by Seller and Purchaser jointly, or separate press releases issued by Seller and Purchaser separately, relating to the consummation of the transactions contemplated by this Agreement may be issued following the Closing in form(s) to be agreed by Purchaser and Seller (such press releases, the “Specified Press Releases”) and (ii) any Party may, without the consent of the other Party, make public disclosures of any information with respect to this Agreement or the subject matter hereof which is the same as the information that has already been publicly disclosed by such Party, or the other Party, in the Specified Press Release or otherwise in compliance with the foregoing provisions of this Section 7.11(a).

(b)    Except as contemplated by the last sentence of Section 7.11(a), each Party hereto (the “First Party”) shall not, without the prior written consent of the other Party hereto, identify such other Party, its Affiliates or its or its Affiliates’ trustees, directors, managers, investors, owners, owner or officer family members, officers or employees in any advertising, sales literature or other promotional materials to be disseminated to any Person other than to such First Party, its Affiliates and its and its Affiliates’ Representatives, provided that each Party may refer to the name of the other Party in capital raising documentation that is governed by reasonable restrictions of confidentiality.

(c)    Notwithstanding anything herein to the contrary, Seller may, without the consent of Purchaser, disclose (and nothing herein shall be construed to restrict Seller from disclosing) Purchaser’s identity, the Initial Purchase Price, the Additional Floor Purchase Price, the January 2024 Amount, the Purchaser Milestone Payment 1, the Purchaser Milestone Payment 2, the amount and nature of the Royalties, the amount and nature of the Receivables and the amount and nature of the Purchased Receivables (i) to potential and actual buyers of Retained Receivables or other Excluded Assets and (ii) to Rayner Surgical and its Affiliates. Notwithstanding anything herein to the contrary, each of Purchaser and Seller may without consent of the other Party disclose (and nothing herein shall be construed to restrict either Party from disclosing) the other Party’s name, the Initial Purchase Price, the Additional Floor Purchase Price, the January 2024 Amount, the Purchaser Milestone Payment 1, the Purchaser Milestone Payment 2 and the amount and nature of the Purchased Receivables in their respective annual and other periodic and current reports and financial statements and in those of their respective Affiliates (including, without limitation, any related press releases).

Section 7.12.    Taxes. Seller and Purchaser agree that for United States federal income tax purposes, (x) any and all Purchased Receivables remitted by Seller to Purchaser pursuant to Section 7.1(a) or otherwise under this Agreement shall be treated as received by Seller as agent for Purchaser, and (y) any and all amounts remitted by Seller to Purchaser pursuant to Section 7.1(a) of this Agreement shall be treated as remittances of amounts collected by Seller on behalf of Purchaser. Purchaser agrees (i) to notify Seller, Rayner Surgical and the Escrow Agent immediately in writing if any Applicable Withholding Certificate, other tax form or information furnished in connection therewith or in connection with this Agreement that was previously delivered pursuant to this Agreement ceases to be accurate or complete, and (ii) to the extent it is legally eligible to do so, to provide to Seller, Rayner Surgical and the Escrow Agent any additional tax forms or information relating to any Applicable Withholding Certificate (A) upon reasonable request by Seller, Rayner Surgical or the Escrow Agent and (B) promptly upon any Applicable Withholding Certificate or other tax form previously delivered pursuant to this Agreement becoming obsolete. Purchaser agrees to notify each of Seller, Rayner Surgical and the Escrow Agent immediately if the statements in Section 5.1(j) (if made as of any date after the Closing Date) cease, or because of any change of Law or any act or omission planned, suffered or performed by Purchaser, would in the future cease, to be true. Seller shall be entitled to deduct (or cause to be deducted) from any amount payable hereunder (but for this sentence) to Purchaser any income, gross withholding or other tax that Seller determines that it is required to withhold under applicable Law with respect to such amount payable to Purchaser under this Agreement prior to remittance to Purchaser. Seller shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 7.12 to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Purchaser. Seller shall use commercially reasonable efforts to give or cause to be given to Purchaser such assistance and such information concerning the reasons for deduction as may be reasonably necessary to enable Purchaser to claim exemption therefrom, or credit therefor, and, in each case, shall furnish Purchaser with proper evidence of the taxes withheld and remitted to the relevant taxing authority.

Section 7.13.    Further Actions. From and after the Closing, each of Purchaser and Seller shall, at the expense of the requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement.

Section 7.14.    New Rayner Surgical Instruction Letter.

(a)    Prior to the termination of this Agreement pursuant to Section 9.14 (and except for Seller’s delivery of the Rayner Surgical Instruction Letter and the New Rayner Surgical Instruction Letter to Rayner Surgical), Seller shall not, without Purchaser’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), deliver any further directions to Rayner Surgical regarding the payment of the Purchased Receivables of the type referred to in paragraph no. 3 of the New Rayner Surgical Instruction Letter.

(b)    As soon as practicable after the Closing, and in any event no later than two (2) Business Days after the Closing, Seller shall deliver to Rayner Surgical the duly executed New Rayner Surgical Instruction Letter (so long as Purchaser has delivered to Seller prior to such time a counterpart to the New Rayner Surgical Instruction Letter duly executed by Purchaser).

Section 7.15.    Acknowledgment and Agreement by Purchaser; Limitation of Seller’s Duties and Obligations. Notwithstanding any provision of this Agreement (including other provisions of this Article VII) to the contrary, nothing contained in this Agreement shall obligate Seller to take any action, or omit to take any action, that (i) would conflict with, violate or cause a violation of, contravene or cause a default under, the APA or any applicable Law or any Judgment binding upon Seller, or (ii) would, or would involve any disclosure that would, result in the loss or waiver of any attorney-client privilege available to Seller; provided, that Seller shall use its commercially reasonable efforts to implement arrangements that would permit such action, omission or disclosure while preserving such privilege.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.    Obligation of Parties to Indemnify.

(a)    Indemnification by Seller. Subject to the limitations set forth in this Article VIII, from and after the Closing, Seller shall indemnify Purchaser, DRC Management III LLC 2, DRI Healthcare LP, DRI Healthcare GP, LLC, DRI Healthcare ICAV, DRI Healthcare Trust, DRI Capital Inc., and DRI Capital (US), Inc. (collectively, the “DRI Entities”) against any and all losses, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in connection with any third party action, suit or proceeding) and damages (collectively, “Losses”) incurred by the DRI Entities or their directors, officers, employees, limited partners or agents (each, a “Purchaser Indemnified Party”), to the extent arising or resulting from any of the following:

(i)    any breach of any representation or warranty made by Seller in this Agreement; and

(ii)    any breach of any covenant or agreement of Seller contained in this Agreement or any other Transaction Document.

(b)    Indemnification by Purchaser. Subject to the limitations set forth in this Article VIII, from and after the Closing, Purchaser shall indemnify Seller against any and all Losses incurred by Seller or its directors, officers, employees or agents (each, a “Seller Indemnified Party”), to the extent arising or resulting from any of the following:

(i)    any breach of any representation or warranty made by Purchaser in this Agreement; and

(ii)    any breach of any covenant or agreement of Purchaser contained in this Agreement or any other Transaction Document.

Section 8.2.    Procedures Relating to Indemnification for Third Party Claims.

(a)    Notice of Third Party Claim. In order for a Purchaser Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Purchaser Indemnified Party and Seller Indemnified Party being herein referred to as “Indemnified Party”) to be entitled to any indemnification under this Article VIII in respect of Losses arising out of or involving a claim or demand made by any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (a “Third Party Claim”), the Indemnified Party must, promptly after its receipt of notice of the commencement of such Third Party Claim, notify the party from whom indemnification is sought under this Article VIII (the “Indemnifying Party”) in writing (including in such notice a brief description of such Third Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VIII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.

(b)    Defense of Third Party Claims. The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided, that, such counsel is not reasonably objected to by the Indemnified Party. If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the Indemnified Party may hire its own separate counsel (provided, that, such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement. If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of such Third Party Claim through counsel chosen by the Indemnified Party; provided, that, such counsel is not reasonably objected to by the Indemnifying Party and, except in the circumstances described in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in the defense of a Third Party Claim (which shall all be considered Losses for purposes of this Agreement) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third Party Claim).

(c)    Cooperation. The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) the making available of employees and representatives on a mutually convenient basis for the purpose of providing factual information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third Party Claim and which does not involve any non-monetary penalties and releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim. Regardless of whether the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not be entitled to be indemnified or held harmless pursuant to this Article VIII if the Indemnified Party shall settle such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.3.    Procedures Relating to Indemnification for Other Claims. In order for an Indemnified Party to be entitled to any indemnification under this Article VIII in respect of Losses that do not arise out of or involve a Third Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under this Article VIII except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

Section 8.4.    Limitations on Indemnification.

(a)    Seller. Notwithstanding anything in this Agreement to the contrary, Seller shall not have any liability under clause (i) of Section 8.1(a):

(i)    with respect to any individual item (or any series of related items) if the Losses related thereto are less than U.S. $250,000 in the aggregate;

(ii)    unless the aggregate liability for all Losses suffered by the Purchaser Indemnified Parties thereunder exceeds one percent (1%) of the Cumulative Purchase Price, and then only to the extent of such excess; or

(iii)    in excess of the Cumulative Purchase Price, less (A) the aggregate amount of Purchased Receivables received by Purchaser on or prior to the day on which an indemnity claim under clause (i) of Section 8.1(a) is paid by Seller, (B) without duplication of clause (A), the aggregate amount of Specified Initial Receivables received by Purchaser on or prior to the day on which an indemnity claim under clause (i) of Section 8.1(a) is paid by Seller and (C) the aggregate amount of payments made by Seller under clause (i) of Section 8.1(a) on or prior to such day (provided, however, that the limitation under this clause (iii) will not be applicable with respect to instances of fraud and intentional misrepresentation).

(b)    Purchaser. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not have any liability under clause (i) of Section 8.1(b):

(i)    with respect to any individual item (or any series of related items) if the Losses related thereto are less than U.S. $250,000 in the aggregate;

(ii)    unless the aggregate liability for all Losses suffered by the Purchaser Indemnified Parties thereunder exceeds one percent (1%) of the Cumulative Purchase Price, and then only to the extent of such excess; or

(iii)    in excess of the Cumulative Purchase Price, in the aggregate (provided, however, that the foregoing limitation will not be applicable with respect to instances of fraud and intentional misrepresentation).

Section 8.5.    Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 8.1 and shall terminate on the date that is the second (2nd) anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(e), 4.1(l), 5.1(a), 5.1(b), 5.1(c) and 5.1(e) shall terminate on the date that is the fourth (4th) anniversary of the Closing Date. No Party hereto shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other party hereto shall have delivered a notice to such Party, pursuant to Section 8.2(a) or Section 8.3, claiming such a liability or obligation under Section 8.1(a)(i) or 8.1(b)(i), prior to such termination.

Section 8.6.    Indemnification and Liability under the 2022 Royalty Purchase Agreement. It is understood and agreed that: (i) except as otherwise specifically provided in Article IV, the representations and warranties made by Seller in the 2022 Royalty Purchase Agreement are hereby terminated and Seller shall not have any liability or obligation of any nature with respect to any such representation or warranty (and the indemnification obligations set forth in Section 8.1(a)(i) shall only apply to the representations and warranties made by Seller in this Agreement); (ii) except as otherwise specifically provided in Article V, the representations and warranties made by Purchaser in the 2022 Royalty Purchase Agreement are hereby terminated and Purchaser shall not have any liability or obligation of any nature with respect to any such representation or warranty (and the indemnification obligations set forth in Section 8.1(b)(i) shall only apply to the representations and warranties made by Purchaser in this Agreement); (iii) the covenants and agreements of Seller contained in the 2022 Royalty Purchase Agreement are hereby terminated and Seller shall not have any liability or obligation of any nature with respect to any such covenant or agreement (and the indemnification obligations set forth in Section 8.1(a)(ii) shall only apply to the covenants and agreements made by Seller in this Agreement and the other Transaction Documents); and (iv) the covenants and agreements of Purchaser contained in the 2022 Royalty Purchase Agreement are hereby terminated and Purchaser shall not have any liability or obligation of any nature with respect to any such covenant or agreement (and the indemnification obligations set forth in Section 8.1(b)(ii) shall only apply to the covenants and agreements made by Purchaser in this Agreement and the other Transaction Documents).

Section 8.7.    No Implied Representations and Warranties. Purchaser acknowledges and agrees that (x) other than the representations and warranties of Seller specifically contained in Article IV, there are no representations or warranties of Seller or any other Person either expressed or implied with respect to Seller (or any of its Affiliates), the Royalties, the Receivables, the Purchased Receivables, OMIDRIA, Separate Payments, the APA or the transactions contemplated by the Transaction Documents or the APA and (y) Purchaser does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in Article IV. Without limiting the foregoing, Purchaser acknowledges and agrees that (a) Purchaser, together with its Affiliates and its and its Affiliates’ Representatives, have made their own investigation of Seller (and its Affiliates), the Royalties, the Receivables, the Purchased Receivables, OMIDRIA, Separate Payments, the APA and the transactions contemplated by the Transaction Documents and the APA and, except as expressly set forth in any representation or warranty in Article IV, are not relying on, and shall have no remedies in respect of, (i) any implied warranties, (ii) any representation or warranty whatsoever as to the future amount or potential amount of the Royalties, the Receivables and the Purchased Receivables or as to the creditworthiness of Rayner Surgical or Rayner Surgical Group Limited (or any of their respective Affiliates) or (iii) any representation or warranty whatsoever as to the availability, amount or likelihood of any Separate Payment and (b) except as expressly set forth in any representation or warranty in Article IV, Purchaser shall have no claim or right regarding losses or damages pursuant to this Article VIII (or otherwise) with respect to any information, documents, or materials relating to the transactions contemplated by the Transaction Documents or the APA furnished or made available to Purchaser or any of its Affiliates or its or its Affiliates’ Representatives by Seller or Seller’s Representatives. Purchaser further acknowledges and agrees that, without limiting the representations and warranties expressly set forth in Article IV, (A) as between the Parties hereto, Purchaser is assuming all market risk associated with OMIDRIA (including with respect to the Receivables and the Purchased Receivables) and, as such, shall have no recourse against Seller or any of Seller’s Affiliates based on the failure of the sales of OMIDRIA to meet its or any other Person’s projections and (B) neither Seller nor any of Seller’s Affiliates guarantees any obligations of Rayner Surgical or Rayner Surgical Group Limited under the APA.

Section 8.8.    Exclusive Remedy. Other than for breaches of any covenants or agreements set forth in Section 7.10 or Article IX, the Parties hereto acknowledge and agree that, from and after the Closing, this Article VIII (including Section 8.4, Section 8.5 and Section 8.9) shall provide the Parties’ sole and exclusive remedy with respect to any matter or claim arising out of, relating to or in connection with any of the Transaction Documents, the 2022 Royalty Purchase Agreement (or any of the other Transaction Documents as defined in the 2022 Royalty Purchase Agreement) or any of the transactions contemplated thereby, except that any such claim or matter based upon fraud, deliberate or willful breach of covenant or willful misconduct shall not be subject to or limited by this Article VIII. For clarity, and without limiting the foregoing, the parties acknowledge and agree that rescission of this Agreement shall not be an available remedy for breach of or misrepresentation of any representation made by either Party under this Agreement, except in the case of fraud and intentional misrepresentation.

Section 8.9.    Equitable Remedies/Specific Performance. Each Party acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Party shall be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement, or other equitable remedies, and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any New York Court in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.10.    Limitations on Damages. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, in no event shall either Party hereto be liable (including, without limitation, under Section 8.1) for any (i) special, indirect, incidental, exemplary, punitive, multiple or consequential damages (except to the extent of Losses for which an Indemnifying Party is liable under Article VIII that do constitute direct damages of the Indemnified Party, but that constitute indirect damages of such Indemnifying Party), or (ii) loss of use, business interruption, loss of any contract or other business opportunity or good will, in each case, of the other Party hereto (other than any such damages or losses occasioned by any breach of the covenants or agreements set forth in Section 7.10), whether or not caused by or resulting from the actions of such Party or the breach of its covenants, agreements, representations or warranties under any of the Transaction Documents (except as aforesaid) and whether in contract, tort or breach of statutory duty or otherwise, even if such Party has been advised of the possibility of such damages.

ARTICLE IX

MISCELLANEOUS

Section 9.1.    Headings. The captions to the Articles, Sections and subsections hereof are not a part of this Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.

Section 9.2.    Notices. All notices and other communications under this Agreement shall be in writing and shall be sent by email with PDF attachment, an internationally recognized courier or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party hereto in accordance with this Section 9.2:

If to Seller:

Omeros Corporation
201 Elliott Avenue West
Seattle, WA 98119
Attention: General Counsel
Email: generalcounsel@omeros.com

With a copy to (which shall not constitute service of process):

Foley Hoag LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Rachel Beller
Email: rbeller@foleyhoag.com

If to Purchaser:

DRI Capital Inc.
First Canadian Place 100 King St. West, Suite 7250
PO Box 62
Toronto, ON M5X 1B1
Attention: Behzad Khosrowshahi
Email: DRINotices@dricapital.com

With a copy to (which shall not constitute service of process):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:         David J. Kappos
                         Daniel J. Cerqueira
Email:              dkappos@cravath.com
                         dcerqueira@cravath.com

All notices and communications under this Agreement shall be effective upon receipt by the addressee. Notwithstanding anything to the contrary in this Section 9.2, (a) all notices and communications under Sections 8.2(a) and 8.3 and all service of legal process shall be sent by an internationally recognized courier or by personal delivery, (b) if any notices or other documentation required to be delivered to Purchaser under Article VII is not sent by email, then in addition to any other method of notice permitted under this Section 9.2, Seller shall send a copy of such notices or other documentation to Purchaser by email with PDF attachment to DRINotices@dricapital.com and (c) if any notices or other documentation required to be delivered to Seller under this Agreement is not sent by email, then in addition to any other method of notice permitted under this Section 9.2, Purchaser shall send a copy of such notices or other documentation to Seller by email with PDF attachment to generalcounsel@omeros.com.

Section 9.3.    No Personal Liability. It is expressly understood and agreed by Seller and Purchaser that:

(a)    each of the representations, warranties, covenants and agreements in the Transaction Documents made on the part of either Party is made by such Party and is not intended to be nor is a personal representation, warranty, covenant or agreement of any other Person including any Representative of a Party or its Affiliates, and further including, with respect to Seller, those Persons named in the definition of “Knowledge of Seller” (the “Non-Warranting Parties”);

(b)    other than Seller or Purchaser, respectively, no Person, including the Non-Warranting Parties, shall have any liability whatsoever for breach of any representation, warranty, covenant or agreement made in the Transaction Documents on the part of Seller or Purchaser or in respect of any claim or matter arising out of, relating to or in connection with the Transaction Documents or the transactions contemplated thereby; and

(c)    the provisions of this Section 9.3 are intended to benefit each and every one of the Non-Warranting Parties and shall be enforceable by each and every one of them to the fullest extent permitted by Law.

Section 9.4.    Expenses. Other than the fees, costs and expenses of the Escrow Agent payable to the Escrow Agent pursuant to the Escrow Agreement, all fees, costs and expenses (including any legal, accounting, financial advisory and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby shall be paid by the party incurring such fees, costs and expenses. The fees, costs and expenses of the Escrow Agent payable to the Escrow Agent pursuant to the Escrow Agreement shall be borne and paid 100% by Purchaser.

Section 9.5.    Assignment.

(a)    By Purchaser. Purchaser may not encumber, assign, delegate, or otherwise transfer this Agreement, in whole or in part, without the prior written consent of Seller, and any such purported assignment, delegation or other transfer without such consent shall be void ab initio and of no effect; provided, however, that following the Closing, Purchaser may, without the prior written consent of Seller, assign, delegate, or otherwise transfer this Agreement, in whole or in part, only such that there are no more than two (2) assignees at any time, and only (i) as part of a sale of all or substantially all of Purchaser’s business; (ii) to an Affiliate of Purchaser; (iii) to a special purpose vehicle created to be bankruptcy remote and for financing purposes of Purchaser and its Affiliates; (iv) to any successor by merger, by operation of Law, or in the event of a change of control of Purchaser (including as a result of any change, directly or indirectly, in the beneficial ownership of the voting securities of Purchaser); or (v) by way of a grant of a security interest therein to a financial institution or other lender (with consent to foreclose thereon) subject to the conditions set forth in this Section 9.5(a). In the event of an assignment, delegation, or other transfer of Purchaser’s obligations under this Agreement pursuant to clauses (i) through (iv) (inclusive), the transferee under such assignment, delegation, or other transfer must (A) agree, in writing, for the benefit of Seller, to perform all such assigned obligations under this Agreement (and the corresponding obligations under the Escrow Agreement), and to be bound by all the provisions of this Agreement (and of the Escrow Agreement) relating to such assigned obligations, as if such transferee were the “Purchaser” under this Agreement (and under the Escrow Agreement) (and Purchaser shall deliver a copy of such writing to Seller within five (5) Business Days following the effectiveness of such assignment), and (B) such transferee must be subject to confidentiality and non-use obligations at least as stringent as those set forth in Section 7.10. In the event of an assignment, delegation, or other transfer by Purchaser permitted under clause (v) (i.e., by way of a grant of a security interest), Purchaser shall (1) notify the secured party that such secured party shall be bound by the applicable provisions of this Agreement (and of the Escrow Agreement) and (2) use its commercially reasonable best efforts to ensure compliance with clauses (A) and (B). In the event that, as a result of an assignment under this Section 9.5(a), there are two transferees as permitted under this Section 9.5(a), Purchaser (or the transferees, as applicable) shall designate one such transferee as the primary party with which Seller shall correspond for purposes of this Agreement.

(b)    By Seller. Seller may not encumber assign, delegate or otherwise transfer this Agreement, in whole or in part, without the prior written consent of Purchaser, and any such purported assignment, delegation or other transfer without such consent shall be void ab initio and of no effect; provided, however, that following the Closing, Seller may assign, delegate or otherwise transfer this Agreement in whole or in part without the prior written consent of Purchaser, (i) in conjunction with any assignment, delegation or transfer of the APA by Seller that does not require the consent of Rayner Surgical under Section 11.1 of the APA; (ii) as part of a sale of all or substantially all of Seller’s business; (iii) to an Affiliate of Seller; or (iv) to any successor by merger, by operation of Law or in the event of a change of control of Seller (including as a result of any change, directly or indirectly, in the beneficial ownership of the voting securities of Seller), so long as (A) a corresponding assignment, delegation or transfer, as the case may be, by Seller of the APA (or the relevant provisions of the APA) occurs concurrently therewith, (B) if any obligations under this Agreement are assigned, delegated or transferred to the assignee, the assignee (if other than the same Seller legal entity) agrees in writing, for the benefit of Purchaser, to perform all such assigned obligations under this Agreement (and the corresponding obligations under the Escrow Agreement), and to be bound by all the provisions of this Agreement (and of the Escrow Agreement) relating to such assigned obligations, as if such assignee were the “Seller” under this Agreement (and under the Escrow Agreement) (and Seller shall deliver a copy of such writing to Purchaser within five (5) Business Days after the effectiveness of such assignment) and (C) the assignee is subject to confidentiality and non-use obligations at least as stringent as those set forth in Section 7.10.

(c)    Successors and Assigns. Subject to the provisions of Section 9.5(a) and Section 9.5(b), this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties hereto and their respective permitted successors and assigns.

Section 9.6.    Amendment and Waiver.

(a)    This Agreement may be amended, modified or supplemented only in a written agreement signed by both Parties hereto. Any provision of this Agreement may be waived only in a written agreement, which agreement may be signed only by the Party granting such waiver.

(b)    No failure or delay on the part of either Party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 9.7.    Entire Agreement. This Agreement, including the Exhibits and Schedules attached to this Agreement, sets forth the entire agreement and understanding between the Parties hereto as to the subject matter hereof. All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement. For the avoidance of doubt, the Parties also acknowledge, for purposes of this Section 9.7, the provisions of Sections 8.7, 8.8 and 8.10 of this Agreement.

Section 9.8.    No Partnership; Independent Contractors. The parties hereto recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of the other. Neither Party shall have the authority to bind, obligate or represent the other Party.

Section 9.9.    No Third Party Beneficiaries. Except to the extent otherwise contemplated by Section 9.3, this Agreement is for the sole benefit of Seller and Purchaser and their respective permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder. For the avoidance of doubt, indemnification under Article VIII in respect of Losses incurred by a Purchaser Indemnified Party or a Seller Indemnified Party may only be enforced by Purchaser or Seller, respectively, and not by any other Person.

Section 9.10.   Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

Section 9.11.   Jurisdiction; Venue; Service of Process; Waiver of Jury Trial. Each party hereto irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York, the United States District Court for the Southern District of New York and any appellate court from either of them (such courts, collectively, the “New York Courts”) for the purposes of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby. Each Party hereto agrees to commence any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the New York Courts. Each Party hereto further agrees that service of any process, summons, notice or document by an internationally recognized courier or personal delivery in accordance with Section 9.2 shall be effective service of process for any action, suit or other proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 9.11. Nothing herein shall affect the right of a Party hereto to serve process on the other Party hereto in any other manner permitted by applicable Law. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such action, suit or other proceeding, any claim that it is not subject personally to the jurisdiction of the New York Courts, that its property is exempt or immune from attachment or execution, that such action, suit or other proceeding is brought in an inconvenient forum, that the venue of such action, suit or other proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the New York Courts. Each Party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.

Section 9.12.   Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by a court or Governmental Entity of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, which shall remain in full force and effect, and the parties hereto shall replace such term or provision with a new term or provision permitted by applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable term or provision. The holding of a term or provision to be invalid, illegal or unenforceable in a jurisdiction shall not have any effect on the application of the term or provision in any other jurisdiction.

Section 9.13.   Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Counterparts may be (i) signed in person and delivered in person, via facsimile, or via other means of electronic delivery (including emailing an electronic copy thereof) and/or (ii) signed and delivered by means of employing electronic signature technology that complies with the Electronic Signatures in Global and National Commerce Act of 2000 (E-SIGN), or other applicable Law governing the execution and delivery of this Agreement through electronic means, and any counterpart so executed and delivered shall be deemed to have been duly and validly executed and delivered and be valid and enforceable for all purposes.

Section 9.14.   Termination of Agreement.

(a)    Subject to Section 9.14(b), this Agreement shall continue in full force and effect until the earlier of (i) December 31, 2031, and (ii) the date on which Purchaser has received the last payment of Purchased Receivables made pursuant to the APA. Immediately upon the effective date of termination of this Agreement pursuant to this Section 9.14(a), this Agreement shall automatically terminate (without the need for any action by any party hereto), save for any rights, obligations or claims of either party hereto which have accrued prior to such effective date of termination (along with any corresponding limitations of liability in respect thereof).

(b)    The following provisions shall survive any termination of this Agreement pursuant to this Section 9.14: Article I (Definitions; Interpretation), Section 7.4 (Audits of Rayner Surgical) (provided that Section 7.4 shall terminate on the fifth (5th) anniversary of the effective date of termination of this Agreement; provided, further, that (I) Purchaser’s right to receive amounts pursuant to, and in accordance with, Section 7.4(b)(v) and (II) the provisions of Sections 7.4(b)(iii) and 7.4(b)(iv), shall survive such termination of this Agreement indefinitely), Section 7.10 (Confidentiality), Section 7.11 (Public Announcements; Use of Names), Section 7.15 (Acknowledgment and Agreement by Purchaser; Limitation of Seller’s Duties and Obligations) and Article IX (Miscellaneous).

(c)    Immediately upon the effective date of termination of this Agreement, Purchaser shall execute and deliver to Seller all documents as Seller shall reasonably request to evidence the termination of this Agreement.

(d)    Promptly following the effective date of termination of this Agreement, Purchaser and Seller shall execute and deliver a joint written direction to the Escrow Agent terminating the Escrow Agreement with respect to Purchaser.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos, M.D.
Name: Gregory A. Demopulos, M.D.
Title: Chairman of Board & CEO

PURCHASER:

DRI HEALTHCARE ACQUISITIONS LP

By:	DRC Management III LLC 2
Its:	General Partner

By:	/s/ Grant Cellier
Name: Grant Cellier
Title: Manager

[Signature Page to Amended and Restated Royalty Purchase Agreement]

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